Exhibit 10.1

Portions of this exhibit marked [*] are requested to be treated confidentially.

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LICENSE AND DEVELOPMENT AGREEMENT

by and between

ATHENEX, INC.

and

ALMIRALL, S.A.

and

AQUA PHARMACEUTICALS LLC

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THIS LICENSE AND DEVELOPMENT AGREEMENT (this “Agreement”) is made and entered into as of December 11, 2017 (“Execution Date”), by and between ATHENEX, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 1001 Main Street, Suite 600, Buffalo, New York, United States (“Athenex”), ALMIRALL, S.A., a corporation organized and existing under the laws of Spain and having its principal office at Ronda del General Mitre 151, Barcelona 08022 – Spain (“Almirall”), and AQUA PHARMACEUTICALS LLC, a limited liability company organized and existing under the laws of the Commonwealth of Pennsylvania and having its principal office at 707 Eagleview Blvd, Suite 200, Exton PA 19341 (“Aqua”).

WITNESSETH:

WHEREAS, Athenex owns or Controls the Athenex Intellectual Property and is developing a topical formulation of the Compound for the treatment of actinic keratosis;

WHEREAS, Almirall (in Europe) and Aqua (in the U.S) and their Affiliates have experience in the development, marketing, promotion and sale of pharmaceutical products and Almirall and Aqua desire to obtain the exclusive right and license in the Territory to further develop and thereafter commercialize Licensed Products in the Field; and

WHEREAS, Athenex desires to grant to Almirall and to Aqua such exclusive right and license in the case of Almirall for Europe and in the case of Aqua for U.S., all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1 “12 Months Phase 3 Long-Term Recurrence Data” means the final study report for the 12-month follow-up period post-Day 57 for studies KX01-AK-003 and KX01-AK-004.

1.2 “Act” means the United States Food, Drug, and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time.

1.3 “Additional Indications” means any indication in the Field in addition to the Initial Indication.

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1.4 “Affiliate” means with respect to a Party: (a) any corporation or business entity of which more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; (b) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party; (c) any corporation or business entity of which, directly or indirectly, an entity described in the immediately preceding subsection (b) controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of such corporation or entity; or (d) any corporation or business entity of which a Party has the right to acquire, directly or indirectly, more than fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof. For clarity, Aqua is, as of the Execution Date, an Affiliate of Almirall, but for the purposes of this Agreement has a direct contractual relationship with Athenex, such that all obligations on Almirall with regard to the U.S. are to be treated as being directly on Aqua, with Aqua being directly liable to Athenex with respect to Aqua’ s compliance with the terms of this Agreement. With the exception of Article 2.1 and 4, and only as appropriate to the context, references to Almirall in this Agreement in the Territory shall be deemed to be references to Almirall in Europe and to Aqua in U.S. for so long as Aqua remains an Affiliate, as defined above, of Almirall. The Parties agree that, upon Aqua no longer being an Affiliate of Almirall, Aqua’s rights and obligations under this Agreement shall automatically terminate, such right being automatically assigned to Almirall, all references to Aqua under this Agreement shall be deemed to be references to Almirall, and Almirall shall be deemed the sole party to this Agreement other than Athenex and responsible for the performance of all obligations of Almirall under, and compliance with, this Agreement.

1.5 “Agreement Term” has the meaning set forth in Section 8.1.

1.6 “Almirall Documentation” means all documentation containing Know-How in the possession or Control of Almirall or any Affiliate thereof or Sublicensee, which result from or otherwise describe (i) pre-clinical, clinical, or other research and Development activities related to any Licensed Product conducted by or for Almirall, its Affiliates, or any of its or their Sublicensees in the Territory, including but not limited to Phase IV Studies and/or any results thereof, (ii) information obtained by or on behalf of Almirall or Affiliate thereof concerning the use or administration of Licensed Products, or (iii) other Almirall Know-How contained or referenced in any Drug Approval Applications, Regulatory Approvals, or other regulatory filings or submissions for the Licensed Products.

1.7 “Almirall Indemnified Parties” has the meaning set forth in Section 9.1.

1.8 “Almirall Intellectual Property” means the Almirall Patent Rights and Almirall Know-How.

1.9 “Almirall Know-How” means all Know-How, including all Proprietary Information, and all Almirall Product-Related Materials that are owned or Controlled by Almirall or any Affiliate or Sublicensee thereof conceived, generated or otherwise developed by any of them during the Agreement Term and relating to or covering the Licensed Product in the Field, and including as related to Almirall Improvements as defined in Article 6.

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1.10 “Almirall Patent Rights” means all Patent Rights conceived or originated by Almirall, an Affiliate or Sublicensee during the Agreement Term that are owned or Controlled by Almirall or any Affiliate or Sublicensee thereof, and including as relate to Almirall Improvements as defined in Article 6.

1.11 “Almirall Trademarks” means all Trademarks generated and developed by Almirall or Aqua, an Affiliate of either of the foregoing, or a Sublicensee for use on or in connection with the Licensed Product in the Field in the Territory that are owned or Controlled by Almirall or Aqua, an Affiliate of either of the foregoing, or a Sublicensee thereof and which include the meaning set forth in Section 6.8.

1.12 “Ancillary Agreements” shall mean (a) the Supply Agreement, the (b) Quality Agreements, the (c) Safety Agreement and (d) any other contracts agreed by the Parties within the framework of this Agreement.

1.13 “API” means active pharmaceutical ingredient.

1.14 “Athenex Indemnified Parties” has the meaning set forth in Section 9.1.

1.15 “Athenex Intellectual Property” means the Athenex Patent Rights and Athenex Know-How.

1.16 “Athenex Know-How” means all Know-How, including all Proprietary Information, relating to the Compound or the Licensed Product and necessary or useful for Almirall to perform its obligations under this Agreement that is owned or Controlled by Athenex or an Affiliate as of the Execution Date or comes under Athenex’s ownership or Control at any time during the Agreement Term, provided that Athenex Know-How shall not include any Know-How or Proprietary Information to the extent directly related to any API (or the manufacture or use of any API) other than a Compound, except to the extent such Know-How directly relates to any API which, or the use or manufacture of which, is the explicit subject of (or the combination thereof with Compound in a Licensed Product is the explicit subject of) any Valid Claims included within the Athenex Patent Rights.

1.17 “Athenex Patent Rights” means all Patent Rights that are owned or Controlled by Athenex as of the Execution Date or come under Athenex’s ownership or Control at any time during the Agreement Term. A list of the Athenex Patent Rights as of the Execution Date is listed in Schedule 1.17, which Schedule shall be updated from time-to-time to reflect the evolution of the Athenex Patent Rights, provided that Athenex Patent Rights shall not include any Patent Rights containing Valid Claims covering any API (or the use or manufacture of any API) other than a Compound.

1.18 “Athenex Studies” means the Athenex Studies referred to in Section 3.3(c)(i).

1.19 “Breaching Party” has the meaning set forth in Section 8.2(b).

1.20 “Business Day” means any calendar day, except that if an activity to be performed or an event to occur falls on a Saturday, Sunday or a day which is recognized as a national holiday in the place of performance of an applicable activity or occurrence of an applicable event, then the activity may be performed or the event may occur on the next day that is not a Saturday, Sunday or nationally recognized holiday.

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1.21 “Calendar Quarter” means for each Calendar Year, each of the three (3) month periods ending on March 31, June 30, September 30 and December 31; provided, however, that (i) the first Calendar Quarter of the Agreement Term shall begin on the Execution Date and end December 31, 2017 and (ii) the last Calendar Quarter shall end upon the expiration or termination of this Agreement.

1.22 “Calendar Year” means, for the first Calendar Year, the period commencing on the Execution Date and ending on December 31, 2017, and for each year thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

1.23 “C.F.R.” means the United States Code of Federal Regulations.

1.24 “cGMP” means good manufacturing practices meeting the requirements of the corresponding applicable Law concerning manufacturing practices for pharmaceutical or biological products (or components thereof), including compliance with ICH guidelines and any analogous set of regulations, guidelines or standards as defined, from time to time, by any relevant Regulatory Authority having jurisdiction over the Development, manufacture or Commercialization of a Compound or a Licensed Product in a particular jurisdiction of the Territory, including (1) the regulatory requirements for current good manufacturing practices promulgated by the FDA under the U.S. Food, Drug and Cosmetic Act (as set forth at 21 C.F.R. § 210 et seq.) and under the Public Health Service Act, Biological Products (as set forth at 21 C.F.R. §§ 600-610), as the same may be amended from time to time; and (2) such standards of good manufacturing practice as are required by the European Union (as set forth in Directive 2001/83/EC of the European Parliament and of the Council of 6 November 2001 on the Community Code relating to medicinal products for human use, as amended by Directive 2004/27/EC), as the same may be amended from time to time and other organizations and governmental agencies in countries in which a Licensed Product is intended to be manufactured or Commercialized, as applicable, in each case as in effect as of the date such manufacturing for the applicable Compound or Licensed Product are or were conducted.

1.25 “Claims” has the meaning set forth in Section 9.2.

1.26 “Clinical Studies” means any clinical studies of a Licensed Product conducted on humans. For clarity, this excludes non-clinical studies and pharmaceutical development studies.

1.27 “Clinical Supply” means Licensed Product for use in performing Development in the Field in the Territory pursuant to this Agreement, including for performing Phase IV Studies in the Field in the Territory.

1.28 “CMC Development for the Line Extension Product” means the CMC activities which are needed to complete the pharmaceutical development of the Line Extension Product as included in the Development Plan or which is necessary to obtain Regulatory Approval for the Line Extension Product.

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1.29 “Commercial Supply” means Licensed Product in final form, packaged, labelled and ready to market (Drug Product) for purposes of Commercializing Licensed Product in the Field in the Territory.

1.30 “Commercialize” or “Commercialization” means any and all activities directed to the promotion, marketing, sale, offering for sale, supply, import, export and distribution of Licensed Products in the Territory and in the Field, including any educational or pre-launch activities, and the conduct of Phase IV Clinical Studies.

1.31 “Commercially Reasonable Efforts” means, with respect to a Party, the carrying out of obligations or tasks in a manner consistent with the efforts such Party devotes to research, development or marketing of a pharmaceutical product or products of similar market potential, profit potential or strategic value resulting from its own research efforts or for its own benefit, and which efforts shall in any event be no less than those which would be considered reasonable in the pharmaceutical or biotechnology industries, taking into account technical, regulatory and intellectual property factors, target product profiles, product labeling, past performance, costs, economic return, the regulatory environment and competitive market conditions in the therapeutic or market niche, all based on conditions then prevailing. Commercially Reasonable Efforts shall be determined on a country-by-country basis for a particular Licensed Product and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Licensed Product, regulatory and competitive environment and markets involved. “Commercially Reasonable” shall have a corresponding meaning.

1.32 “Compound(s)” means the molecule designated KX-01/KX2-391, as diagrammed on Schedule 1.33 attached hereto, and any pharmaceutically acceptable salts, prodrug, esters, or metabolites of the foregoing, or mixtures or combinations of any such compounds.

1.33 “Control” means possession of the ability to grant the rights and licenses as provided for herein without (i) violating the terms of any agreement or arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense, (ii) violating any applicable Laws or (iii) triggering or otherwise resulting in any payment obligations to any Third Parties. In the case of Athenex, it is deemed that Athenex Controls any Know How or Proprietary Information received from a licensee or collaborator of Athenex or an Affiliate conducting Development or Commercialization outside the Territory.

1.34 “Current Product” means the Licensed Product that is the subject of the Ongoing Studies and is of an administration/unit size for the treatment of [*] of [*] in the Initial Indication.

1.35 “Data” means any and all research data, pharmacology data, preclinical data, clinical data, adverse reaction data, chemistry, manufacturing and control (“CMC”) data, the Trial Master File, the pharmaceutical development, pre-clinical and clinical studies final reports of all of such studies and/or all other similar documentation generated in connection with any Compound or any Licensed Product.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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1.36 “Data Site” means the online data site organized by Athenex containing, inter alia, certain information about pharmacology, CMC and manufacturing, pre-clinical and clinical development, regulatory and intellectual property matters related to the Compound and the Licensed Products and made available to Almirall for due diligence purposes. All this information made available by Athenex to Almirall has been copied in a pendrive delivered to Almirall.

1.37 “Day 57 Phase 3/Phase 1 Contact Sensitization Data” means (i) final study report for the Day 57 period for studies KX01-AK-003 and KX01-AK-004 and (ii) final study report for the FDA-compliant Phase 1 contact sensitization study.

1.38 “Develop” or “Development” means those activities undertaken with respect to the Licensed Product which are devoted to the progression of a Licensed Product in the Field toward Regulatory Approval by Clinical Studies, non-clinical studies, pharmaceutical development and other research directed toward Regulatory Approval of the Licensed Product for an indication in the Field, but excluding any Phase IV Studies. For the avoidance of doubt, Development includes all the activities and Clinical Studies identified in the Development Plan.

1.39 “Development Plan” means the detailed plan for the Development of the Current Product directed towards obtaining Regulatory Approval of the Current Product in the U.S., as amended from time-to-time pursuant to this Agreement, the initial form of which shall be attached hereto as Schedule 3.3.(b)(i), and which shall be updated from time-to-time to reflect any changes to the Development Plan.

1.40 “Development Studies” means all CMC, pre-clinical and Clinical Studies identified in the Development Plan.

1.41 “Disputed Claim” has the meaning set forth in Section 9.4(b).

1.42 “Dollar” or “$” means the lawful currency of the United States.

1.43 “Drug Approval Application” means an application for Regulatory Approval of a Licensed Product as a human pharmaceutical product in a country in the Territory, including but not limited to an NDA or a MAA, together with all subsequent submissions, supplements and amendments thereto.

1.44 “Execution Date” has the meaning set forth in the Preamble hereof.

1.45 “EMA” means the European Medicines Agency or any successor agency thereto.

1.46 “Field” means the treatment or prevention of any skin disorder or skin disease in humans, including any skin cancer treated by dermatologists (but excluding any other forms of cancer).

1.47 “First Commercial Sale” means, with respect to any Licensed Product, the first sale to a Third Party for end use or consumption of such Licensed Product in a country in the Territory by or on behalf of Almirall, Aqua, their Affiliates, or their Sublicensees after receipt of Regulatory Approval (and, if applicable, a Pricing Approval, when such approval is mandatory or advisable for the Commercialization of the Licensed Product in a certain country of the Territory) in such

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country or, where Pricing Approval is not required to launch Licensed Product, then the first sale for end use or consumption of a Licensed Product to a Third Party in that country in the Territory in connection with the nationwide introduction of such Licensed Product in that country in the Territory by or on behalf of Almirall, Aqua, its Affiliates, or their Sublicensees. Notwithstanding the foregoing, sales for no cash compensation, for sampling and promotional use, and compassionate use, shall not be considered to constitute a First Commercial Sale. First Commercial Sale shall be determined on a country-by-country basis.

1.48 “IFRS” means International Financial Reporting Standards as adopted by the International Accounting Standard Board or the Generally Accepted Accounting Principles as adopted in the United States (“GAAP”) and consistently applied in each country based on the current accounting standards predominately utilized in such country. If a country does not utilize either GAAP or the International Financial Reporting Standards, the International Financial Reporting Standards shall be applied in such country.

1.49 “Initial Indication” means Actinic Keratosis.

1.50 “GCP” means the then current standards for clinical trials for pharmaceuticals, as set forth in the ICH guidelines and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by FDA, EMA, other organizations and governmental agencies in countries in the Territory in which a Licensed Product is intended to be sold, to the extent such standards are not less stringent than the ICH guidelines, in each case as in effect as of the date such Clinical Trials for the applicable Compound or Licensed Product are or were conducted.

1.51 “Generic Entry” shall be deemed to exist in a particular country of the Territory for a particular Licensed Product as of any date a Generic Product with respect to such Licensed Product has been commercialized in such country or has obtained regulatory approval in such country.

1.52 “Generic Product” means, with respect to any country in the Territory, any product containing any Compound for topical administration in the Field sold by a Third Party, other than a Licensed Product sold pursuant to the rights granted under this Agreement, that is (A) with respect to products sold in the U.S., (i) approved through an ANDA, or an application under Section 505(b)(2) of the FD&C Act, that references any NDA for Licensed Product (or future functional equivalent) listed in the FDA Publication “Approved Drug Products with Therapeutic Equivalence Evaluations” (known as the Orange Book), submitted by a Third Party and (ii) rated as a therapeutic equivalent to the corresponding Licensed Product sold in and designated as substitutable for Licensed Product at the pharmacy level under any applicable administrative or formulary designation or by decision of the prescriber or the pharmacist, or (B) with respect to products sold in any jurisdiction in the Territory other than the U.S., a product that (i) has obtained a regulatory approval granted in reliance, in whole or in substantial part (e.g. on safety or efficacy data with respect to the Compound) on a prior Regulatory Approval granted for a Licensed Product; (ii) is substitutable by a pharmacist under applicable local Law in the country of sale, and/or would reasonably be expected based on rules of substitution applicable in Germany as of the Execution Date, to be substitutable by a pharmacist under German law (whether or not at the date of the relevant sales of such product, such product has been submitted

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for approval in Germany), and (iii) has the same Product Label as the corresponding Licensed Product or is approved for use for a subset of indications included in the Product Label of the corresponding Licensed Product, or by any other ways has been approved and sold under any foreign equivalent of the processes and criteria described in clause (A).

1.53 “GLP” means, with respect to the United States, the then-current requirements for non-clinical (animal or laboratory) trials that will be submitted to a Regulatory Authority to support a Drug Approval Application, specified in 21 C.F.R. § 58, as may be amended, and, with respect to any other country or jurisdiction in the Territory, the equivalent regulations in such other country or jurisdiction, including any such standards or guidelines set forth by ICH and any analogous set of regulations, guidelines or standards as defined, from time to time, by any relevant Regulatory Authority having jurisdiction over the development, manufacture or Commercialization of a Compound or a Licensed Product in a particular jurisdiction of the Territory (including the EMA or any successor agency thereto or the corresponding national health authorities), as applicable, in each case as in effect as of the date such non-clinical studies for the applicable Compound or Licensed Product are or were conducted.

1.54 “IND” means an Investigational New Drug application, as defined in the United States in 21 C.F.R. Section 312.33, obtained for purposes of conducting clinical trials in accordance with the requirements of the Act and the regulations promulgated thereunder, including all supplements and amendments thereto, relating to the use of a Compound or a Licensed Product in the Field, or any foreign equivalent thereof.

1.55 “Insurance” has the meaning set forth in Section 9.6(a).

1.56 “Intellectual Property” means Patent Rights and Know-How, collectively, including applications thereof, relating to, or useful or necessary for the manufacture, Development or Commercialization of, any Compound(s), Licensed Product(s), or the manufacture or use of either of the foregoing.

1.57 “Joint Steering Committee” means the joint steering committee referred to in Section 3.6(b).

1.58 “Know-How” means technical and other information which is not in the public domain, including information and data comprising or relating to (i) non-clinical data including pharmacological, toxicological and metabolic data and results of all non-clinical studies relevant to the product; and (ii) clinical safety and efficacy data including data analyses, study reports and information contained in protocols, filings or other submissions to and responses from ethical committees and Regulatory Authorities; and (iii) pharmacovigilance data; (items (i) (ii) and (iii) together being “Product Know How”) and (iv) production facilities and processes including any drug master file, specifications, techniques, manufacturing line procedures, chemistry and manufacturing control (“CMC”) data, standard operating procedures (“SOP’s”) quality analysis (“QA”) and quality control (“QC”) processes and techniques, and all other documentation retained to comply with GMP procedures; and (v) information relating to contract manufacturers and the manufacturing supply chain of the Product, including API, fill finish, primary and secondary packaging (items (iv) and (v) together being “Manufacturing Know How”). Know How includes (a) Documents containing Know How; and (b) includes and covers any legal rights

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including trade secrets, copyright, database or design rights protecting such Know How. The fact that an item is known to the public shall not be taken to preclude the possibility that a compilation including the item, and/or a development relating to the item, is not known to the public. Know-How shall not include any Patent Rights.

1.59 “Law(s)” means any and all applicable laws of any jurisdiction which are applicable to any of the Parties or their respective Affiliates or (sub)licensees in carrying out activities hereunder or to which any of the Parties or their respective Affiliates or (sub)licensees in carrying out the activities hereunder is subject, that may be in effect from time to time, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions, including GLP, GCP and GMP, and the International Conference on Harmonisation (ICH) guidance or other comparable regulation and guidance of any applicable regulatory authority in the Territory, as applicable.

1.60 “Licensed Product(s)” means any and all pharmaceutical preparations in intermediate or final form (or, where the context so indicates, the form under development) containing any Compound as its sole API, or in combination with an additional API, for topical administration for use in the Field in the Territory, which shall include but not be limited to the Current Product and Line Extension Product.

1.61 “Line Extension Product” means a Licensed Product, based on the Current Product, that is intended to treat [*].

1.62 “Line Extension [*] Phase II Data” means the final study report for the Day 57 period for a Phase II Clinical Study [*].

1.63 “Line Extension Phase II Study” means the Line Extension Phase II Study referred to in Section 3.3(c)(i).

1.64 “Losses” means any and all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties (including penalties imposed by any governmental authority), costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including court costs, interest and reasonable fees of attorneys, accountants and other experts) suffered by any Party.

1.65 “MAA” means any marketing authorization application filed with the EMA or with any Regulatory Authority of any European country, pursuant to the corresponding Law, as amended from time to time, which is necessary for Regulatory Approval for Licensed Products in the entire European Union or in any country of Europe included within the Territory, together with all subsequent submissions, supplements and amendments thereto.

1.66 “Major European Markets” (each a “Major European Market”) means France, Germany, Italy, Spain, and the United Kingdom.

1.67 “NDA” means any new drug application filed with the FDA pursuant to 21 U.S.C. Section 505(b)(1), as amended from time to time, which is necessary for approval to use, market, import, sell and offer for sale Licensed Products in the U.S., together with all subsequent submissions, supplements and amendments thereto.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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1.68 “Net Sales” means the gross amount invoiced to, or, if not invoiced, received from, Third Parties for the sale or other disposition of Licensed Products by Almirall, Aqua, their Affiliates, or any Sublicensees, less the following deductions (to the extent applicable and determined in accordance with IFRS (International Financial Reporting Standard), consistently applied):

(a) customer trade, quantity and/or cash discounts therefor;

(b) adjustments and allowances to Third Parties, including without limitation for price and floor stock adjustments, shortages, promotional payments, billing errors, rejections, returns, damaged or destroyed Licensed Product, recall and bad debts;

(c) credits, refunds, rebates, chargebacks (allowed, given or accrued, including but not limited to cash, governmental and managed care rebates, hospital or other buying group chargebacks, and governmental taxes in the nature of a rebate based on usage levels or sales of the Product, or the like), administrative fee arrangements, reimbursements, fees or similar payments to wholesalers, buying groups, pharmacy benefits management companies, health maintenance organizations or other institutions or health care organizations or other customers;

(d) to the extent not already deducted under clause (c) above, amounts incurred resulting from government (or any agency thereof) mandated rebate programs in the Territory (including Medicaid or Medicare and other federal or state payments or rebates, chargebacks and similar items) and that portion of the annual fee or contribution on drug manufacturers imposed by any applicable Law or national health systems allocated to the sales of the Licensed Product in accordance with Almirall’, Aqua’s, their Affiliates’, or Sublicensees’ standard policies and procedures consistently applied across its products and any other similar compulsory payment, mandatory rebates and cash rebates to the sale of the Licensed Product paid to a government, Regulatory Authority, health insurers or to a private or public body with competence in pricing, reimbursement or paying matters pursuant to a mandatory regulation in any country of the Territory, such as industry paybacks to national health systems;

(e) to the extent not already deducted under clause (c) or (d) above, any other rebates, chargebacks, paybacks and other similar allowances made, including with respect to sales paid for by any institution, governmental or Regulatory Authority, public or private body with competence in pricing or reimbursement matters;

(f) if included in the aggregate gross invoice price of the Product, any tariffs, custom duties, sales, value-added or excise taxes;

(g) patient assistance programs (savings cards, e vouchers, etc.); and

(h) freight and insurance pass-through charges to Third Parties (not applicable in relation to sales in the US).

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For the avoidance of doubt, Net Sales shall not include sales by Almirall, Aqua, or any of their Affiliates to their Affiliates or Sublicensees for resale; provided that, if Almirall, Aqua, or an Affiliate of either of the foregoing sell Licensed Products to an Affiliate or Sublicensee for resale, then the Net Sales calculation shall, other than as set forth below with respect to Small Country Sublicensee Sales, include the amounts invoiced (or, if not invoiced, received) by such Affiliate to Third Parties on the resale or other disposition of such Licensed Products. For purposes of this Agreement, “sale” shall not include transfers or other distributions or dispositions of Licensed Products at no charge (i) for regulatory purposes, as clinical trials, samples, or free products, (ii) in connection with patient assistance programs or other charitable purposes, or (iii) to physicians or hospitals for promotional purposes. Licensed Products shall be considered “sold” only when the Licensed Product title and ownership has been transferred to Third Parties.

If any applicable sales are made in transactions that are not at arm’s length between the buyer and the seller, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length, as reasonably determined in good faith by Almirall, Aqua, an Affiliate of either of the foregoing, or a Sublicensee, as applicable, subject to deductions set forth above, and such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of the relevant Licensed Product in arm’s-length transactions in the Territory. Net Sales also includes the fair market value of any non-cash consideration received by Almirall, Aqua, their Affiliates, or Sublicensees for the sale or other transfers or use of Licensed Products or any right, title or interest in Licensed Products, subject to the deductions set forth above. Fair market value will be calculated reasonably and in good faith as of the time of transfer of such non-cash consideration to Almirall, Aqua, their Affiliates, or Sublicensees. Net Sales shall be determined, and books and records with respect thereto maintained, in accordance with normally accepted accounting principles, such as GAAP, IFRS or similar accounting principles, on a basis consistent with the audited consolidated financial statements of Almirall, Aqua, their Affiliates, or Sublicensee, as applicable.

If Almirall, Aqua, any of their Affiliates, or any Sublicensee sell Licensed Product to a Third Party who also purchases other products or services from any such entity, and Almirall, Aqua , their Affiliates, or such Sublicensees bundle or include Licensed Product as part of any multiple product offering or discount or price Licensed Product as part of a bundle or multiple product offering, in the case of either of the foregoing clauses (a) or (e), it shall do so in a manner that allocates any discounts (or other price reductions or adjustments) to the Licensed Product and other products offered for sale by Almirall, Aqua , their Affiliates, or Sublicensees to such customer as part of such bundle or multiple product offering in proportion to the gross sales price of Licensed Product as compared to the gross sales price of other products in the offering (in each case, as such gross sales prices are determined, or would be determined, as applicable, without such bundling or multiple product offering).

For sales of Licensed Products in Small Countries by Sublicensees, royalties due under Section 4.5(a), as they may be adjusted pursuant to Section 4.5(b), shall be calculated by multiplying the applicable royalty rate under Section 4.5(a) by the sum of the following (instead of multiplying such rate by Sublicensees’ Net Sales in Small Countries): (1) amounts received by Almirall, Aqua, or any of their Affiliates, as applicable, from Sublicensees in connection with the supply of the Commercial Supplies to Sublicensees for sale in Small Countries (to the extent exceeding the corresponding supply price paid by Almirall to Athenex or any Affiliate thereof

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for such Commercial Supply or, if such Commercial Supply was not provided by Athenex or any Affiliate thereof, Almirall’s, Aqua’s, or their Affiliate’s reasonable, documented cost of procuring or manufacturing such Commercial Supply) plus (2) fifty (50%) percent of any other revenues or consideration Almirall, Aqua, or any Affiliate thereof receives from Sublicensees in connection with sales thereby in Small Countries.

1.69 “Ongoing Clinical Study(ies)” means those Clinical Studies for the Licensed Product in the Field that are ongoing as of the Execution Date, as identified in the Development Plan.

1.70 “Orange Book” means the FDA publication entitled “Approved Drug Products with Therapeutic Equivalence Evaluations” or any replacement thereof established or approved by the FDA.

1.71 “Party” means Athenex, on one side, or Almirall or Aqua, on the other side, as the context may require.

1.72 “Post-Approval Development Activities” means the post approval development activities referred to in Section 3.3.(c)(ii).

1.73 “Patent Rights” means any Patents that relate to or cover the Compound or Licensed Product, including methods of manufacture, formulation, preparation, presentation or dosage, means of delivery or administration or use.

1.74 “Patent(s)” means any granted or issued patents and pending patent applications, together with all additions, divisionals, continuations, continuations-in-part, substitutions, reissues, re-examinations, supplemental examinations, patents reviewed under post grant review or inter partes review, extensions, registrations, patent term extensions, revalidations, supplementary protection certificates, and renewals of any of the foregoing, and all foreign applications and patents corresponding to or claiming priority from any of the foregoing.

1.75 “Phase I Clinical Study(ies)” means the initial introduction of an investigational new drug into humans primarily designed to determine the metabolism and pharmacologic actions of the drug in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness, and may also include studies of drug metabolism, structure-activity relationships, and mechanism of action in humans, as well as studies in which investigational drugs are used as research tools to explore biological phenomena or disease processes, and in any event including any Clinical Study as described in 21 C.F.R. § 312.31(a) or equivalent Clinical Study in any country other than the United States.

1.76 “Phase II Clinical Study(ies)” means the Clinical Study related to the product, in particular, the study that will show the efficacy of the product and also provide guidance to the effective dose regimen required. In general, this type of study will determine the effective dose regimen for the clinical indication. Safety data is also collected in this type of study, and in any event including any Clinical Study as described in 21 C.F.R. § 312.31(b) or equivalent Clinical Study in any country other than the United States.

1.77 “Phase III Clinical Study(ies)” means the Clinical Study related to the product, in particular, the study that is a registration study designed to demonstrate the efficacy and safety of the drug for specific indications, and in any event including any Clinical Study as described in 21 C.F.R. § 312.31(c) or equivalent Clinical Study in any country other than the U.S.

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1.78 “Phase IV Clinical Study(ies)” means a Clinical Study designed to obtain additional safety or efficacy data, detect new uses for, or abuses of a Licensed Product, or to determine effectiveness for labeled indications under conditions of widespread usage, which is commenced after Regulatory Approval of a Licensed Product.

1.79 “Pricing Approval” means the approval or decision granted or decided by a Regulatory Authority or by any other private or public body entitled to decide if the Product can be totally or partially reimbursed by the corresponding national health system or private health systems and, if applicable, the ex-factory price at which the Product will be reimbursed in a certain country of the Territory.

1.80 “Prime Rate” means the rate announced from time to time by HSBC Bank, N.A. as its “prime rate” in New York, New York, USA which is the base rate upon which other rates charged at such bank are based, and is the best rate available to premium customers at such bank.

1.81 “Product Label(ing)” shall have the same meaning as defined in the Act or equivalent concept by the Regulatory Authority in any country in the Territory other than the U.S.

1.82 “Product-Related Materials” means all advertising and promotional materials (including but not limited to flyers, brochures, pamphlets and electronic media), labeling and packaging materials, and any materials or items similar to the foregoing to the extent, in each case, pertaining exclusively to the Licensed Products in the Field in the Territory and in the possession or control of Almirall, Aqua, any of their Affiliates, or Sublicensees, and all copyright and similar rights to the contents thereof, provided that the foregoing rights shall not include any rights to any trademark, logos, or the like other than Almirall Trademarks.

1.83 “Proprietary Information” means any and all Know How, regulatory, marketing, financial, commercial, and business information or data, whether communicated in writing, orally or by any other means, provided by one Party to the other Party in connection with this Agreement.

1.84 “Qualified Assignee” means a pharmaceutical or biotechnology company (or similar entity for which a substantial portion of its business is derived from the commercialization of human pharmaceuticals or biologics) that has annual gross revenue (including revenues of its affiliates), over the twelve (12) complete calendar months preceding the date of the relevant assignment under Section 10.2, of at least [*] U.S. dollars ($[*]), provided that, for clarity, such amount shall be calculated using (and include) the U.S. dollar equivalent of any revenues received in any currency other than U.S. dollars.

1.85 “Quality Agreement” means the Quality Agreement referred to in Section 3.5(d), where the roles and responsibilities of the Parties are clearly defined with respect to relevant cGMP, Regulatory Approvals and applicable Laws.

1.86 “Recall” means any recall, field correction, or market withdrawal of any Licensed Product in the Field in the Territory.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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1.87 “Regulatory Approval” means the technical, medical and scientific licenses, permits, registrations, authorizations and approvals (including, without limitation, NDA or other Drug Approval Application, European Marketing Authorization approval, supplements and amendments, pre- and post-approvals, and/or labelling approvals) of any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, required to be approved for the supply, manufacture, use, storage, distribution, import, export, transport, promotion, marketing and sale of a Licensed Product in an country, region or other regulatory jurisdiction. When mandatory or advisable for the commercialization of a Licensed Product in any country of the Territory, Regulatory Approval includes the Pricing Approval.

1.88 “Regulatory Authority” means any governmental authority in a country, region or other regulatory jurisdiction that regulates the supply, manufacture, use, storage, distribution, import, export, transport, promotion, marketing and sale of a Licensed Product, including the FDA, the EMA and any other regulatory authority with competence in any country of the Territory. When required or advisable for the commercialization of a Licensed Product in any country of the Territory, Regulatory Authority includes any governmental, public or private body with competence in reimbursement and pricing matters.

1.89 “Regulatory Exclusivity” shall mean a right or protection, granted by a Regulatory Authority in a jurisdiction (including the United States and any European country) in the Territory, providing, with respect to a Licensed Product in the Field: (i) marketing exclusivity that prevents the Regulatory Authority from accepting a Drug Approval Application (whether new or abbreviated) submitted by a Third Party for a generic or biosimilar version of a pharmaceutical product that is the same as or a bioequivalent of the Licensed Product, including but not limited to exclusivity achieved through new molecular entity, orphan drug, or pediatric drug exclusivity designation by the FDA or any other national, supra-national (e.g., the European Commission, the Council of the European Union, or EMA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity; or (ii) data protection for regulatory data submitted with respect to a Licensed Product, including but not limited to protection against unfair commercial use or public release consistent with, or no less stringent than, TRIPS Article 39.3.

1.90 “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period beginning on the Execution Date until the latest of (a) the first date in which there are no Valid Claims covering a particular Licensed Product (or its use or manufacture) in a particular country, (b) the end of the period during which such Licensed Product is subject to Regulatory Exclusivity in the relevant country, or (c) the date on which third Generic Entry occurs with respect to such Licensed Product in such country.

1.91 “Safety Agreement” means the safety agreement referred to in Section 3.5(c) and, upon execution thereof by the Parties, attached hereto as Schedule 3.5(c).

1.92 “SEC” means the United States Securities and Exchange Commission and any successor agency having substantially the same functions.

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1.93 “Small Country” means any country of the Territory other than the U.S. or a Major European Market.

1.94 “Sublicensee” shall mean a Third Party granted any of Almirall’s or Aqua’s rights to Athenex Intellectual Property hereunder, or appointed by a licensee or its Affiliates to carry out some of the activities of Almirall, Aqua, or any Affiliate of either of the foregoing under this Agreement, such as Development and/or Commercialization of a Licensed Product in a country or region of the Territory, and possibly also local manufacture, in a country within the Territory where Almirall, Aqua, or any Affiliate of either of the foregoing may or may not have a direct presence and whether or not the local Regulatory Approval in such country (or countries) may be held by such Third Party. For clarity, any such Third Party that will not hold a local Regulatory Approval shall be considered as a distributor and not a Sublicensee.

1.95 “Territory” means the U.S. and Albania, Andorra, Austria, Belgium, Bosnia Herzegovina, Bulgaria, CIS, countries (Armenia, Azerbaijan, Belarus, Georgia, Kazahstan, Kyrgyzstan, Moldova Turkmenistan, Tajikistan, Ukraine, Uzbekistan), Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Kosovo, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Moldova, Monaco, Montenegro, Netherlands, Norway, Poland, Portugal, Romania, Russia, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, United Kingdom and Vatican City and any other country included in the Territory under this Agreement upon mutual agreement between the Parties (such countries other than the U.S., “Europe”).

1.96 “Third Party(ies)” means a person or entity who or which is neither a Party nor an Affiliate of a Party.

1.97 “Trademark” means all trademarks, trade names (including “Trade Names”) or service marks for which either Party or any Affiliate thereof has sought registration, and all related or other logos, trade dress, domain names and other trademark related rights, specifically relating to any Licensed Product(s) in the Field in the Territory, but excluding any trademarks, trade names, service marks, trade dress, or logos that are generally representative of a Party or any Affiliate thereof as a business.

1.98 “U.S.” means the United States of America and its territories and protectorates.

1.99 “Valid Claim” means any claim in an active patent application that is in progress but less than seven (7) years has expired since the priority date therefor) or (ii) in an issued and unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction following exhaustion of all possible appeal processes, and which has not been admitted to be invalid or unenforceable through reissue, reexamination or disclaimer and has not been terminated for failure to pay maintenance fees.

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ARTICLE 1A

GOVERNMENTAL CONSENTS

1A.1 Required Filings. As soon as reasonably practicable, but in any event no later than within forty five (45) days, after the execution and delivery of this Agreement, the Parties, as applicable, shall complete and file, or cause to be completed and filed, with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) or with any other equivalent authority competent in antitrust matters in any of the countries of Europe, all filings, materials and information required to be filed in connection with the transactions contemplated by this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), including the “Antitrust Improvements Act Notification and Report Form for Certain Mergers and Acquisitions” (the “HSR Notification and Report Form”) or any other equivalent Law in Europe governing antitrust matters. The Parties shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings required by this Section 1A.1 and shall promptly supply such reasonable assistance as may be reasonably requested by each in connection with the foregoing. Almirall will pay any filing fee(s) required under the HSR Act or the equivalent corresponding applicable Law with respect to this Agreement or the transaction contemplated hereby.

1A.2 Early Termination. The Parties, as applicable, shall request early termination of the waiting period with respect to the HSR Notification and Report Form or of any equivalent period under the corresponding applicable Law in Europe, shall use their reasonable efforts and shall reasonably cooperate with each other to obtain such early termination of the waiting period or equivalent period in Europe, and shall make any further filings and shall promptly complete and file responses to all requests for additional data and information that may be made by the FTC or the DOJ or by the equivalent competent antitrust authority in Europe. Without limiting the foregoing, the Parties, as applicable, shall promptly take all such actions, and shall promptly file and use reasonable efforts to have declared effective or approved, all documents and notifications with any governmental authority(ies) as may be necessary or may reasonably be requested under applicable state and federal antitrust laws in the U.S or any equivalent applicable Law in Europe for the consummation of the transactions contemplated by this Agreement. Anything to the contrary herein notwithstanding, none of the Parties nor their Affiliates shall be required to sell, transfer or otherwise divest assets in order to obtain approval under the HSR Act or other applicable federal and state antitrust laws in the U.S. or any equivalent applicable Law in Europe for the consummation of the transactions contemplated by this Agreement.

1A.3 Effectiveness of Agreement. Notwithstanding anything to the contrary in this Agreement, the rights and obligations of the Parties under this Agreement, other than those set forth under this Article 1A, shall not become effective until Athenex and either Almirall or Aqua, as applicable, shall have filed their respective HSR Notification and Report Forms or the equivalent required forms under any applicable Law in Europe, and the applicable waiting period, including any extensions thereof, under the HSR Act or the equivalent applicable Law in Europe shall have expired or the applicable Parties shall have received early termination thereof (the date of such expiration or early termination, the “Clearance Date”); the Parties shall use reasonable efforts to cause the Clearance Date to occur as soon as reasonably possible. No Party shall have any right to terminate this Agreement prior to the Clearance Date, provided that if, despite the reasonable efforts of the parties in accordance with this Article 1A, (i) the Clearance Date has not occurred within 180 days of the Execution Date or (ii) Athenex or Almirall has

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reasonably determined, prior to the 180th day following the Execution Date but following the 120th day following the Execution Date, that the Clearance Date is not reasonably capable of being achieved as described above within 180 days of the Execution Date, Athenex or Almirall shall be entitled to terminate upon written notice to the other Parties, provided no termination under clause (ii) above may be effective prior to the 120st day following the Execution Date.

ARTICLE 2

GRANT OF RIGHTS

2.1 Grants by Athenex. Subject to the terms and conditions of this Agreement and the retained rights set forth in this Section 2.1 and Section 2.3, Athenex hereby grants to Almirall and to Aqua an exclusive right and license throughout the Territory (in the case of Almirall for Europe and in the case of Aqua for the U.S.), sublicensable through multiple tiers and assignable with this Agreement pursuant to Section 10.2, to practice under and otherwise use the Athenex Intellectual Property to research, Develop, Commercialize, make, have made, and otherwise exploit the Licensed Products in the Field in the Territory (in the case of Almirall for the European countries and in the case of Aqua for the U.S.); provided, however, that, notwithstanding the exclusive rights granted to Almirall and to Aqua hereunder, Athenex shall retain the right (on behalf of itself, its Affiliates, its or their licensees and Sublicensees, and any Third Parties acting on behalf of any of the foregoing) to use and practice the Athenex Intellectual Property and Proprietary Information in the Territory to (a) perform its obligations under this Agreement, the Supply Agreement, or, if executed, any co-promote agreement, (b) Develop Licensed Products in the Territory for use or sale outside the Territory, or (c) manufacture Compound or Licensed Products in the Territory for use or sale outside the Territory or in the exercise of the rights retained under the preceding clause (a) or (b). All rights granted under this Section 2.1 shall include a right of reference to all INDs, Drug Approval Applications, Regulatory Approvals, Pricing Approvals, and other regulatory submissions Controlled by Athenex. With respect to sales to Third Parties or other parties purchasing Licensed Products for resale, to the extent permitted by applicable Law, Almirall and Aqua shall restrict such resales to within the Territory. Athenex shall also restrict and prohibit any sales by Athenex, its Affiliates, licensees and sublicensees directed to the Territory or to any entity that any of them know (or there exist reasonable grounds to believe) is distributing or facilitating the distribution of the Licensed Product to any entity in the Territory. Should the Parties identify sales of Licensed Product commercialized outside the Territory but introduced in the Territory without Almirall’s prior written approval, then the Parties shall promptly meet to discuss in good faith and mutually agree on potential remedies for such market intrusion which are appropriate in the circumstances and Athenex shall implement appropriate remedies, including limiting distribution and supply of the Licensed Product.

2.2 Affiliates; Sublicensing.

(a) The rights and licenses granted by Athenex to Almirall and to Aqua in Section 2.1 shall include the grant of such rights and licenses to any Affiliate of Almirall or Aqua, provided (i) such sublicense shall be consistent and not conflict, with this Agreement and Almirall shall secure all reasonably appropriate covenants, obligations and rights from any such Affiliates sufficient to ensure that Almirall and Aqua and their Affiliates comply with this Agreement

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(including its confidentiality, indemnity, reporting, audit rights, and information obligations), (ii) Almirall shall be responsible for the performance of all of such obligations and for compliance with all of such terms and conditions by Aqua and by any such Affiliate. Any Affiliates of Almirall exercising any rights of Almirall under this Agreement shall be located within the Territory.

(b) Almirall and Aqua, as the case may be, shall have the right to grant sublicenses under the rights and licenses granted to them under Section 2.1 (x) only upon obtaining the prior written consent of Athenex thereto, which consent shall not be unreasonably withheld, conditioned or delayed, if Almirall or Aqua, as applicable, plan to grant a sublicense to a Third Party to conduct Development or Commercialization activities under this Agreement in U.S. or in any of the Major European Markets and (y) without such Athenex’s prior written consent for the rest of the Territory, further provided that, with respect to any sublicense granted under this Agreement, (i) such sublicense shall be consistent, and not conflict, with this Agreement and Almirall and Aqua shall secure all reasonably appropriate covenants, obligations and rights from any Sublicensee sufficient to ensure that Almirall, Aqua and such Sublicensees comply with this Agreement (including its confidentiality, indemnity, reporting, audit rights, and information obligations), (ii) Athenex shall be provided with a reasonably redacted copy of sublicenses executed by Almirall or Aqua for the countries under (x) above within thirty (30) days following execution, (iii) Almirall and Aqua shall use Commercially Reasonable Efforts to enforce the terms of any sublicenses granted hereunder, and (iv) all sublicenses of any rights granted under this Agreement shall, except as may otherwise be agreed to in writing by the Parties for a particular sublicense in conjunction with Athenex’s granting of its consent thereto, terminate upon the termination or expiration of this Agreement. Almirall shall at all times remain responsible for the activities of Aqua, their Affiliates and their Sublicensees under, and their performance of Almirall’s and Aqua’s obligations hereunder and compliance with, the terms of this Agreement.

2.3 Grants by Almirall.

(a) Subject to the terms and conditions of this Agreement, Almirall hereby grants to Athenex an exclusive right and license, with rights of sublicense (including through multiple tiers) and freely transferable in conjunction with any assignment of this Agreement permitted pursuant to Section 10.2 to: (i) practice, on a world-wide basis, under the Almirall Intellectual Property and Proprietary Information (other than Almirall Trademarks and Almirall Product-Related Material) in order to develop, label, package, import, export, promote, distribute, make, have made, use, sell, offer for sale, register, commercialize and otherwise exploit any products containing any Compound as an API, other than Licensed Products in the Field; (ii) practice, on a world-wide basis, under the Almirall Intellectual Property and Proprietary Information (other than Almirall Trademarks and Almirall Product-Related Material) in order to develop, label, package, import, export, promote, distribute, make, use, sell, offer for sale, register, commercialize and otherwise exploit any Licensed Products in the Field outside the Territory or outside the Field; (iii) use the Almirall Intellectual Property and Proprietary Information (other than Almirall Trademarks and Almirall Product-Related Material) to Develop Licensed Products in the Territory for purposes related to the use or sale of such Licensed Products outside the Territory; (iv) use the Almirall Intellectual Property and Proprietary Information (other than Almirall Trademarks and Almirall Product-Related Material) to manufacture Compound or Licensed Products in the Territory for eventual use or sale outside the Territory; and (v) use Almirall Intellectual Property and Proprietary Information to perform Athenex’s obligations under this Agreement or the Supply Agreement.

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(b) All rights granted under this Section 2.3 shall include a right of reference to all INDs, Drug Approval Applications, Regulatory Approvals, Pricing Approvals, and other regulatory submissions Controlled by Almirall or any Affiliate thereof.

(c) (c1) Should Athenex grant a sublicense to a Third Party that provides for the use of Almirall Intellectual Property or Almirall’s Proprietary Information (other than Almirall Trademarks and Almirall Product-Related Material) for the Development or Commercialization of a Line Extension Product or any indication of the Licensed Products other than the Initial Indication (“Athenex Sublicensing Agreement”), Athenex (i) shall assure that any such Athenex Sublicensing Agreement contains a clause permitting Almirall rights hereunder to all Know How generated by such sublicensees with respect to Licensed Products and (ii) Athenex shall, pursuant to subsection (c3), permit Almirall to participate in the commercial benefit Athenex will obtain from such Third Party sublicensee for the use and commercial exploitation of such Almirall Intellectual Property and Proprietary Information for Line Extension Products and such additional indications.

(c2) The same principle shall apply in the event Athenex itself makes commercial use of any such Almirall Intellectual Property or Proprietary Information(other than Almirall Trademarks and Almirall Product-Related Material) for purposes of Commercializing the Line Extension Product or any additional indication (other than the Initial Indication) of the Licensed Products.

(c3) The Parties shall use reasonable efforts in good faith to negotiate and agree upon the payment mechanism that will permit Almirall to reasonably participate in Athenex’s economic benefit of exploiting (or permitting a sublicensee to exploit) the Almirall Intellectual Property and Almirall’s Proprietary Information (other than Almirall Trademarks and Almirall Product-Related Material) in the Development or Commercialization of a Line Extension Product or additional indications of Licensed Products (other than the Initial Indication), based on the value and importance of such Almirall Intellectual Property and/or Proprietary Information in the Commercialization of such Line Extension Product or additional indications, before (i) Athenex enters into each Athenex Sublicensing Agreement or (ii) Athenex itself exploits Almirall Intellectual Property or Almirall’s Proprietary Information to Develop or Commercialize a Line Extension Product or any additional indications (other than the Initial Indication) of Licensed Products. If the Parties are unable to reach such an agreement within ninety (90) days of the initiation of such negotiations, the Parties agree to engage an independent certified public accounting firm of recognized standing (i.e. one of the so-named Big Four accounting firms provided that it is not the then auditing firm of any of the Parties), for resolution based on the factors set forth above, and the determination made by this firm shall be binding on the Parties (and Athenex shall make payments with respect to such exploitation to Almirall in accordance with such determination). For the avoidance of doubt, (i) neither such an agreement nor determination shall be required in advance of any execution or effectiveness of any Athenex Sublicensing Agreement, practice of any rights thereunder, or direct exploitation of any such Almirall Intellectual Property and/or Proprietary Information by Athenex or any

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Affiliate thereof and (ii) Athenex’s, its Affiliates’, or any of its or their licensees’ or sublicensees’ use of any intellectual property developed by or on behalf of Athenex or any Affiliate thereof, including that developed in the course of seeking or obtaining the Regulatory Approval in the U.S. of any Line Extension Product or indication other than the Initial Indication (or performing any Development under this Agreement), will not be subject to any payment to Almirall.

2.4 Retained Rights; No Implied Licenses.

(a) All rights not specifically granted to Almirall under this Agreement are reserved and retained by Athenex. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to Almirall, to or in respect of any product, patent, trademark, Proprietary Information, trade secret or other data or any other intellectual property of Athenex or any Affiliate thereof, except as set forth under this Agreement.

(b) All rights not specifically granted to Athenex under this Agreement are reserved and retained by Almirall. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to Athenex, to or in respect of any product, patent, trademark, Proprietary Information, trade secret or other data or any other intellectual property of Almirall or any Affiliate thereof, except as set forth under this Agreement.

ARTICLE 3

INFORMATION TRANSFER; DEVELOPMENT AND COMMERCIALIZATION;

REGULATORY MATTERS

3.1 Information Disclosure. As soon as practicable, but in no event later than thirty (30) days after the Clearance Date, Athenex shall disclose and deliver to Almirall electronic copies of all material Data necessary for continued Development and Commercialization in the Field in the Territory, including Data relating to the manufacturing process and standard operating procedures (“SOPs”). If Almirall requires technical assistance to understand and use the Data sent to it under this provision, Athenex shall provide reasonable assistance to Almirall as requested by it in writing.

3.2 Ongoing Disclosure. At least once per Calendar Quarter, or otherwise promptly upon request of the other Party, Athenex and Almirall, respectively, shall disclose and deliver to the other Party electronic copies of all Data necessary for continuing Development, for Regulatory Approval purposes and for Commercialization in the Field in the Territory, as well as Athenex Intellectual Property or Almirall Intellectual Property, respectively, generated during the prior Calendar Quarter as necessary or useful for continued Development and Commercialization in the Territory. Almirall shall promptly disclose to Athenex in writing and in reasonable detail any Almirall Improvements.

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3.3 Development.

(a) General. Subject to this Section 3.3 and the applicable terms of this Agreement, (i) Athenex shall Develop Licensed Products in the Field in the Territory in accordance with the Development Plan, as it may be revised from time to time in accordance with Section 3.3(b)(i), and (ii) Almirall shall use Commercially Reasonable Efforts to obtain Regulatory Approval of the Current Product in at least one of the Major European Markets. Without prejudice to the studies and activities included in the Development Plan, Athenex shall conduct all development studies to the extent required or necessary for Regulatory Approval for the Current Product in the U.S.

(b) Development Plan.

(i) Development Plan. Attached as Schedule 3.3(b)(i) is the Development Plan (the “Development Plan”), which contains a detailed list of Athenex Studies, provisions governing all regulatory work expected as of the Execution Date, all Development and regulatory milestones, the corresponding timelines to conduct all such activities and the corresponding allocation of responsibilities between the Parties to conduct all such activities. The Development Plan shall be amended to include any additional study necessary for the purposes of obtaining Regulatory Approval for the Current Product in the Field in the U.S. For this purpose, each Party shall provide the other Party and the Joint Steering Committee as soon as possible following it becoming reasonably apparent to such Party that additional studies will be required for such Regulatory Approval, any proposed amendments to the Development Plan and protocols for additional Athenex Studies proposed to be included therein. Each Party and the Joint Steering Committee shall give good faith consideration to all substantive comments timely provided by a Party with respect thereto and the Joint Steering Committee will adapt the Development Plan as needed to include any such additional requirement for Regulatory Approval for the Current Product in the Field in the U.S. Once approved in accordance with this Agreement, a revised Development Plan shall replace the prior Development Plan. The Development Plan shall in no event be amended in a manner that would require either Party to perform any assignment or task in a manner that would violate any applicable Law. In the event of a change in any applicable Law, the Parties shall work together in good faith to amend the Development Plan to enable each Party to comply fully with such Law. If such amendment is not approved, the affected Party would be excused from performing any activity specified in the Development Plan that would violate or result in a violation of any applicable Law. For certainty, changes of the Development Plan shall be treated as changes of this License Agreement and will be subject to a written separate document signed by authorized representatives of each Party and appended hereto.

(ii) Performance of Development Plan. Athenex shall perform its obligations under the Development Plan according to the time-lines set out in the Development Plan, in a professional manner, and otherwise in compliance in all material respects with the Development Plan and the requirements of applicable Laws and all applicable GCP, GLP, and cGMP. Almirall shall, as reasonably requested by Athenex, provide reasonable assistance and expertise with respect to the Development Plan or performance thereof.

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(iii) Step-in right. Athenex shall promptly inform the Joint Steering Committee if Athenex identifies any actual or possible deviation in the timelines included in the Development Plan attributable to Athenex, in a way that will delay the expected deadline for the NDA submission identified in the Development Plan (a “Delay”). Once informed, the Joint Steering Committee shall meet and analyze the reason for the Delay and shall decide the best reasonable course of action to eliminate or mitigate such a Delay. Should the Joint Steering Committee be unable to reach an agreement upon the best reasonable course of action within fifteen (15) days and, therefore, Athenex do not start conducting the activities needed to mitigate or eliminate the Delay, then Almirall will be entitled to perform such needed activities at Almirall’s costs, provided that Almirall shall be entitled to offset such costs with the next following payment to be made by Almirall to Athenex in accordance with the Agreement. However, should the Joint Steering Committee confirm in good faith that the Delay cannot be remedied, with or without Almirall step-in right and, therefore, that the commercial value of the Licensed Product as of the Execution Date has decreased, then Almirall shall have the right to, and the Parties shall, adjust the financials of the Agreement in a way that will reflect such decrease of the commercial value of the Licensed Products as of the Execution Date. The Parties shall meet at that moment to identify the best mechanism to reflect such decrease in the financials of the Agreement.

(iv) Additional Studies for Regulatory Approval of Current Product in Europe. If, at any time, it is reasonably determined by Almirall that additional Clinical Studies will be needed to obtain Regulatory Approval of the Current Product in at least three (3) of the Major European Markets, Almirall shall use best efforts to discuss with the relevant Regulatory Authority(ies) in the Major European Markets and minimize the number and size of, and time required to complete, such Clinical Studies, if not eliminate such need altogether. If, despite such efforts, additional Clinical Studies are still required to obtain Regulatory Approval of the Current Product in at least three (3) of the Major European Markets, the matter shall be referred to the Joint Steering Committee (or, if it cannot reach consensus in a reasonable period of time, the Chief Executive Officers of Almirall and Athenex) who shall promptly meet and use reasonable efforts in good faith to agree on how to allocate the conduct and financial support of such Clinical Studies between the Parties. Unless otherwise agreed unanimously by the Joint Steering Committee or, in the event such matter is referred to the Chief Executive Officers, in writing in the Chief Executive Officers’ discussions, each Party shall be responsible for fifty percent (50%) of the cost of such Clinical Studies.

(c) Responsibilities of the Parties.

(i) Athenex. Athenex shall have primary responsibility for Development required for Regulatory Approval of Current Product in the Field in the U.S. and primary responsibility for the following activities connected with the Line Extension Product. Such responsibilities shall include: (i) conducting and completing the Development Studies; (ii) conducting and completing CMC Development for the Line Extension Product and (iii) conducting and completing a Phase II Clinical Study for the Line Extension Product, provided that Almirall has approved through the Joint Steering Committee the performance of this Phase II Clinical Study for the Line Extension

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Product (the “Line Extension Phase II Study”) (such studies described in this clause (i) to (iii), collectively, the “Athenex Studies”); and (iii) manufacture and supply of Clinical Supply for use in Athenex Studies and those Clinical Studies to be performed by Almirall necessary to obtain Regulatory Approval of the Line Extension Product in the U.S. and at least three Major European Markets.

(ii) Almirall. Almirall shall have primary responsibility and decision making authority for conducting Phase III Clinical Studies necessary to obtain Regulatory Approval for the Line Extension Product in the U.S. and at least three (3) Major European Markets if Almirall has previously authorized Athenex to conduct the Line Extension Phase II Study and the results of the Line Extension Phase II Study are satisfactory at Almirall’s sole discretion. Further, Almirall shall have primary responsibility and decision making authority for implementing post-Regulatory Approval deferred pediatric trials as required by the Pediatric Research Equity Act in the U.S., and regulatory postmarket requirement Clinical Trials in the Field in the Territory with respect to Licensed Products (collectively, “Post-Approval Development Activities”). Almirall shall perform such obligations in compliance in all material respects with applicable Laws. In order for Almirall to comply with the obligation to conduct Post-Approval Development Activities, Athenex shall permit Almirall to participate in any and all plans, activities or decisions that may impact such activities regardless the moment they have to be adopted (i.e., before obtaining any Regulatory Approval or at a later stage).

(iii) Subcontractors. Either Party may engage subcontractors to conduct its Development-related obligations under this Agreement, provided the terms of the agreements under which Clinical Studies are performed are reasonably consistent with those of this Agreement and are aligned with the best standard practice of the pharmaceutical industry.

(d) Development Costs.

(i) Athenex Costs. Except for the out-of-pocket expenses to be incurred by Athenex for conducting the Line Extension Phase II Study, which out-of-pocket expenses shall be approved by Almirall in advance and borne by Almirall, Athenex shall be responsible for all costs and expenses incurred with respect to the Athenex Studies and for the costs of the Clinical Supplies needed to conduct the Athenex Studies.

(ii) Almirall Costs. Almirall shall be responsible for (i) out of pocket expenses to be incurred by Athenex in conducting the Line Extension Phase II Study, provided that Almirall has approved such out-of-pocket expenses in advance, and (ii) all costs and expenses incurred by Almirall in connection with the activities conducted by Almirall in accordance with Section 3.3(c)(ii) above, including, in the case of (i) and (ii), the cost of any Clinical Supplies required for such activities. With respect to item (i), Athenex shall provide Almirall with detailed information of all the out-of-pocket expenses necessary to conduct the Line Extension Phase II Study for Almirall’s prior written approval. Athenex shall provide such detailed information to Almirall through the Joint Steering Committee and shall attend all instructions and guidelines provided by Almirall’s representative in the Joint Steering Committee in this regard. Almirall reserves the right to audit any of Athenex’s records related to the incurring of Athenex’ portion of the aforementioned costs in this Section 3.3(d)(ii).

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(iii) Post-Approval Development. Almirall shall be responsible for costs and expenses incurred by Almirall or its Affiliates with respect to any Post-Approval Development Activities.

(e) Development Guidelines. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between Athenex and Almirall is that of independent contractors and neither Party shall have the power to bind or obligate the other Party in any manner, other than as is expressly set forth in this Agreement.

(f) Summary Reports. Athenex shall inform and update the Joint Steering Committee in each of its meetings about the status of the Development Activities and preliminary and final results of Athenex Studies. Athenex shall also immediately inform the Joint Steering Committee and Almirall (i) of any unexpected event that may compromise the satisfactory results of the Athenex Studies and (ii) of any delay in any of the Athenex Studies. All such information shall be provided with a reasonably detailed written summary of Development undertaken on a country by country basis during the then current Calendar Year consistent with written reports issued by Almirall in the ordinary course of its business.

(g) Records. Each Party shall maintain, and shall use Commercially Reasonable Efforts to ensure that its Affiliates, licensees, Sublicensees, and subcontractors maintain records with respect to all of their activities with respect to Licensed Products under this Agreement, in sufficient detail and in good scientific manner reasonably appropriate for patent and regulatory purposes and in accordance with applicable Law and good industry practice, which shall be complete and accurate in all material respects and shall fully and properly reflect all work done and results achieved in performing their obligations under this Agreement, including all Know-How and including individual case report forms, in the form required by applicable Laws. Each Party shall have the right, upon reasonable prior written notice to the other Party and no more than once in any Calendar Year, to inspect and audit such records. A Party exercising such right shall reimburse the other Party for any reasonable, documented direct costs incurred by the other Party with respect to any such inspection and audit.

(h) Referencing Data, INDs, Drug Approval Applications, and Regulatory Approvals. The Data, Know-How, and other results of any Clinical Studies, including Athenex Studies, or other studies conducted with respect to a Licensed Product in the Field by or on behalf of a Party, its Affiliates, or its or their licensees or sublicensees and Controlled by a Party or its Affiliates shall be made reasonably available to the other Party for referencing at no cost to the other Party for all regulatory purposes, including the preparation or submission of any INDs or Drug Approval Applications (or any foreign equivalents of either of the foregoing) or support of any Regulatory Approvals (or any foreign equivalents thereof), and each Party hereby grants to the other Party a right of reference to use such Data, Know-How, other results, and to refer to such INDs, Drug Approval Applications, or Regulatory Approvals (or foreign equivalents of any of the foregoing), for the development, manufacture, and/or commercialization of the

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Compounds, Licensed Products in the Field, and, in the case of Athenex, any other products including any Compounds as an API, provided, however, that with respect to the right granted to Almirall, such right shall be limited to the Development and Commercialization of the Compounds and the Licensed Products in the Field in the Territory. Section 2.3 of this Agreement shall apply to the right granted to Athenex under this Section 3.3(h).

3.4 Commercialization.

(a) General. Subject to the obligations set forth in this Section 3.4 and applicable Law, Almirall shall, as between the Parties, have sole responsibility and decision-making authority for Commercialization of Licensed Product in the Field in the countries of the Territory where Regulatory Approval is obtained. Almirall and Aqua, as applicable, shall use Commercially Reasonable Efforts to Commercialize Licensed Products in the Field in such part(s) of the Territory for which Regulatory Approval is obtained. Almirall and Aqua, as applicable, shall be solely responsible for all costs and expenses associated with its commercialization of Licensed Product in the Field in the Territory. Almirall and Aqua, as applicable, may, in its sole discretion acting in good faith, choose whether to market and sell a particular Licensed Product in the Field itself or to collaborate with Affiliates, Sublicensees or distributors to market and sell such Licensed Product in the Field.

(b) Information on marketing activities. In a reasonable time prior to the anticipated filing of a Drug Approval Application for the Current Product in the Field in the U.S. or Europe, respectively, and provided that any Phase III Clinical Study required for Regulatory Approval of the Current Product is completed, prior to a First Commercial Sale in the U.S. or Europe, Almirall shall provide the Joint Steering Committee with general information about the Commercialization activities Almirall expects to perform with respect to Licensed Products in the Field directly or through its Affiliates or its or their Sublicensees (which may include advertising and promotional materials) in each of the U.S. and Europe, respectively. The Joint Steering Committee shall promptly review such information and may provide commercially reasonable comments to Almirall for its consideration. Almirall shall give good faith consideration to such comments. Almirall shall update the Joint Steering Committee on such Commercialization activities as requested by the Joint Steering Committee.

(c) Sales of Licensed Products in the Field. All sales of Licensed Products in the Field in the Territory shall be made, recorded, invoiced and collected by Almirall or Aqua, as applicable, or their Affiliates or Sublicensees. All terms regarding Licensed Product sales in the Field in the Territory, including terms with respect to credit, pricing, cash discounts, rebates, chargebacks, bad debt write-offs, and other fees and charges, and returns and allowances shall, as between the Parties, be set solely by Almirall, Aqua, their Affiliates, or Sublicensees, as applicable, in accordance with reasonable industry standards.

(d) Promotional Materials and Activities. Almirall shall create and develop the advertising and promotional materials for Licensed Products in the Field in the Territory. As holder of the Regulatory Approvals in the Territory, Almirall or Aqua, as applicable, shall (and shall ensure that their Affiliates and Sublicensees shall) be responsible for all submissions and interactions with the Regulatory Authorities regarding approval of all Licensed Product-related promotional materials in the Field in the Territory that require Regulatory Approval. Almirall or Aqua, as applicable, may consult with Athenex with a view to ensuring that such materials are consistent with U.S. market best practices and comply with regulatory requirements.

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3.5 Regulatory Matters.

(a) Regulatory Submissions.

(i) The Parties acknowledge that no Licensed Product has been reviewed or approved for sale or use in the Field as a human therapeutic product by any Regulatory Authority in the Territory. Athenex shall use Commercially Reasonable Efforts to prepare and file, and shall be responsible for the preparation and filling of, in the United States (i) the initial NDA for the Current Product, including any supplementary and supportive filings necessary to support such NDA and its consideration by the FDA, and (ii) any required IND(s) for the Line Extension Phase II Study and any reporting obligations with respect to any Athenex Studies. Upon approval of the initial NDA for the Current Product in the U.S. in the Field, Athenex shall immediately and at no cost to Aqua assign all right, title, and interest therein to Aqua, and Aqua shall thereafter be responsible for all regulatory obligations with respect to Licensed Products in the Territory. Thereafter, the NDA will be considered part of Almirall’s Intellectual Property and Proprietary Information. Athenex shall conduct all such regulatory activities in accordance with the timelines included in the Development Plan.

(ii) Almirall shall use Commercially Reasonable Efforts to prepare and file, and be responsible for the preparation and filing of, all Drug Approval Applications for (i) any Licensed Products in the Field in the U.S. other than the Current Product (which responsibility for preparing and filing correspond to Athenex) (including the Line Extension Product) and (ii) all Licensed Products in the Field in all other countries in the Territory. In the event Almirall intends to file any Drug Approval Application for any Licensed Product in the Territory prior to receipt of initial Regulatory Approval of the Current Product in the U.S., Almirall may consult with Athenex with respect to the form and content of any such Drug Approval Application (and any related correspondence). Except as set forth in the preceding subsection (i), Almirall or Aqua, as applicable, shall be the holder of all Drug Approval Applications and Regulatory Approvals in the Territory with respect to Licensed Products in the Field.

(iii) At all times, the Party responsible for preparing and filing applications for Regulatory Approval for a particular Licensed Product or indication thereof in the Field in a particular country of the Territory shall (z) be responsible for the corresponding regulatory fees and cost, including internal or external costs incurred in conducting such regulatory activities; (y) provide detailed information to the Joint Steering Committee and to the other Party before conducting any such activities and before interacting with any Regulatory Authority; (x) inform to the Joint Steering Committee and the other Party of all communications with the relevant Regulatory Authority(ies) in such country concerning the Licensed Product; (w) provide copies of proposed submissions to the relevant Regulatory Authority(ies) in such country concerning the Licensed Product to the Joint Steering Committee and the other Party prior to their submission to such Regulatory Authority; and (v) follow the Joint Steering Committee’s instructions in this regard, if any.

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(iv) Notwithstanding the foregoing, the responsible Party for preparing and filing applications for a particular Licensed Product or indication thereof in the Field in a particular country of the Territory will not respond substantively to any communication with a particular Regulatory Authority or otherwise make any submissions to a Regulatory Authority concerning, in either case, the Licensed Product in the Field, without first giving the other Party a reasonable opportunity to review and comment, such opportunity not to be required to exceed ten (10) Business Days, unless the urgency of such matter and its related response reasonably precludes providing the other Party such an opportunity, in which case the responsible Party shall be entitled to respond as it determines in its reasonable discretion. The Party responsible for filing an application for Regulatory Approval in a particular country of the Territory shall review and consider in good faith any reasonable comments received from the other Party related to communications or submissions to and from the relevant Regulatory Authority(ies) in such country related to any Licensed Product and any reasonable comments or suggestions from the other Party otherwise related to any of the Regulatory Approvals for any Licensed Product in such country. In the event the other Party raises any reasonable, objection to any such submission to a Regulatory Authority, including the proposed Product Label or any formulation changes, such matters shall be subject to resolution by the Joint Steering Committee. If the Joint Steering Committee becomes deadlocked with respect to such matters, such matters shall be as determined by Athenex when affecting only to the U.S and by Almirall when affecting only to Europe, in its reasonable discretion, except that, in such cases, Athenex may not, without Almirall’s consent (such consent not to be unreasonably withheld, conditioned or delayed), so determine any matter in a manner that (i) is reasonably likely to adversely affect the Commercialization of a Licensed Product in the Field in the Territory, including changes to Product Labeling that are reasonably likely to have such an effect, (ii) is reasonably likely to materially increase any costs to be paid by Almirall under this Agreement or the Supply Agreement, (iii) materially changes the intended indications for which a Licensed Product is developed in the Field in the Territory, (iv) may impact Almirall’s future obligations as holder of the Regulatory Approvals, or (v) reasonably likely to affect the Post-Approval Development Activities. The Parties shall cooperate in good faith with respect to obtaining, and each Party shall use its Commercially Reasonable Efforts to enable an employee of the other Party to attend, if and as requested by the other Party, all formal meetings with any Regulatory Authority relating to, Regulatory Approval of any Licensed Product in the Field in the Territory.

(v) To the extent either Party receives material written or material oral communication from the FDA or any other Regulatory Authority relating to any Regulatory Approval process with respect to any Licensed Product in the Field in the Territory, the Party receiving such communication shall promptly notify the other Party and provide a copy of any written communication as soon as reasonably practicable.

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(vi) Athenex represents and warrants to Almirall that no trademarks nor trade names for any Licensed Products in the Field in the Territory have been submitted to any Regulatory Authority in the Territory prior to the Execution Date.

(b) Except with respect to the Athenex Studies and, prior to any approval by the FDA of the initial NDA for the Current Product, for which Athenex shall be the primary contact and have exclusive responsibility with the limitations and restrictions set forth in this Agreement, with respect to Licensed Products in the Field in the Territory:

(i) in all European countries, and only after assignment of the initial NDA for the Current Product in U.S. in the Field from Athenex to Almirall as provided in Section 3.5(a)(i) above, Almirall shall be the primary contact with each Regulatory Authority in the Territory and shall be solely responsible for all communications with each Regulatory Authority that relate to any IND, NDA, or other Drug Approval Application in the Territory, provided, however, that upon the reasonable request of Almirall, Athenex shall provide appropriate personnel to participate in discussions with a Regulatory Authority regarding the regulatory review process and shall assist and consult with Almirall in applying for Regulatory Approval; and

(ii) Almirall shall have exclusive authority and responsibility to submit all reports or amendments necessary to maintain Regulatory Approvals and to seek revisions of the conditions of each such Regulatory Approval in the Territory and shall keep Athenex informed of any such actions. Almirall shall have sole authority and responsibility to seek and/or obtain any necessary approvals for any Licensed Product Label, or prescribing information, package inserts, monographs and packaging used in connection with a Licensed Product, in addition to promotional materials used in connection with a Licensed Product in the Territory. Almirall shall determine whether the foregoing items require Regulatory Approval in the Territory.

(c) Adverse Event Reporting.

(i) Except to the extent Athenex is responsible therefor under Law as the sponsor of the Athenex Studies or as holder of the initial Drug Approval Application in the U.S. for the Current Product, Almirall shall be responsible for complying with all Law and other legal requirements governing adverse events concerning Licensed Products in the Field in the Territory that occur after Almirall starts conducting Development activities or starts Commercializing the Licensed Products in the Field in the Territory. Each Party shall notify the other Party on a timely basis of any serious adverse events occurring at or reported in the Clinical Trials sponsored by each of the Parties, and each Party shall submit copies of reports of serious adverse events to the other Party in accordance with the Safety Agreement. Each Party shall notify the other in a timely manner and in any event within two (2) business days of becoming aware of any significant safety information from Clinical Studies that each Party in the Territory is sponsoring, notice from a Regulatory Authority, independent review committee, data safety monitoring board or another similar clinical study or post-marketing monitoring body alleging significant concern regarding a patient safety issue or other material information relevant to the safety or efficacy of Licensed Product in the Field in the Territory.

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(ii) Almirall shall be responsible for establishing and maintaining a local safety database with respect to Licensed Products in the Field in the Territory which will include safety data collected from the Territory, including in accordance with applicable Laws, from the time that first Regulatory Approval in Europe is obtained and from the moment first Regulatory Approval is transferred to Almirall in accordance with Section 3.5(a)(i). Athenex shall be responsible to forward to Almirall safety information originated outside the Territory as applicable for Almirall to comply with applicable Law in the Territory. The Parties shall agree the timing and format of sharing safety data in the Safety Agreement.

(iii) Athenex shall be responsible for establishing and maintaining a global safety database with respect to any product containing the Compound including the Licensed Products in the Field. Athenex shall inform Almirall of any information regarding a patient safety issue or other material information relevant to the safety or efficacy of such other products containing the Compound.

(iv) Promptly following the Execution Date, but in no event later than ninety (90) days thereafter, Almirall and Athenex will develop and agree upon safety data exchange procedures in a separate and detailed safety agreement (the “Safety Agreement”). Such agreement will describe the coordination of collection, investigation, reporting, and exchange of information concerning adverse events or any other safety problem of any significance sufficient to permit each Party, its Affiliates, licensees or Sublicensees to comply with its legal obligations. The safety data exchange procedures will be promptly updated if required by changes in legal requirements.

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(d) Quality Matters. Promptly following the Execution Date, but in no event later than ninety (90) days thereafter, Almirall and Athenex will enter into an agreement governing the quality standards required under this Agreement, applicable Law or by Third Parties and quality data exchange procedures (including Third Parties performing manufacturing or testing activities) (the “Quality Agreement”). Such Quality Agreement shall describe the coordination of collection, investigation, reporting, and exchange of information concerning quality matters or any other quality issue related to the manufacturing and Commercialization of the Licensed Products in the Territory. The Quality Agreement exchange procedures will be updated from time to time or if required by changes in legal requirements. Upon its execution, the Quality Agreement will be attached as Schedule 3.5(d) hereto. Athenex will ensure that all manufacturing information and documentation related to batches included in the Regulatory Approvals is maintained for the Licensed Product lifetime. Almirall shall also have full access to the facilities utilized or contracted by Athenex to manufacture Licensed Product at least once a year for audit purposes. In particular, but not limited, an inspection ready audit in good time to prepare and review the actions plans, if necessary, of the Pre-Approval-Inspection (either in U.S and in Europe) related to NDA and MAA submission. Athenex will certify that all batches of the Licensed Product are manufactured in accordance to the Licensed Product requirements included in the Supply Agreement and that no changes in the manufacturing process will be implemented without Almirall’s prior written authorization

(e) Regulatory Correspondence.

(i) Notification of Regulatory Correspondence. Each Party shall promptly (and in any event, within two (2) Business Days of the date of receipt of notice) notify the other Party in writing of, and shall provide the other Party with copies of, any correspondence and other documentation received or prepared by the first Party or its Affiliates in connection with any of the following events: (i) receipt of a material regulatory letter, warning letter, Form 483, or similar item, from any Regulatory Authority (or foreign equivalent) directed to the development, manufacture, packaging, and/or storage of Licensed Product, or any facility associated with conduct of Clinical Trials, pharmaceutical development activities, manufacture of Licensed Product, in the Field in the Territory; (ii) any Recall of any Licensed Product in the Field in the Territory; and (iii) any comments from any Regulatory Authority (or foreign equivalent thereof) relating to Licensed Product in the Field in the Territory requiring a response or action by a Party under applicable Law. Without prejudice to the foregoing and except if facing the notifying situation reasonably requires additional interactions between the Parties, each Party shall provide the Joint Steering Committee with reports at regularly scheduled meetings in respect to any correspondence and other documentation it receives of the kind referred to in this Section 3.5(e). Each Party shall promptly notify the other Party in writing of any Regulatory Approvals it (or Almirall’s Affiliates or its or their Sublicensees) receives with respect to Licensed Products in the Field in the Territory.

(ii) Regulatory Correspondence Requiring a Response. In the event that Athenex (or any Affiliate or contractor thereof) or Almirall (or any Affiliate thereof or Sublicensee of it or its Affiliates) receives any material regulatory letter or comments from any Regulatory Authority in the Territory relating to the Development, manufacture, or Commercialization of Licensed Product in the Field in the Territory,

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such Party will promptly provide the other Party with any data or information required by the other Party in preparing any response in the Territory relating to such Development, manufacture, or Commercialization of Licensed Product in the Field in the Territory, and will cooperate fully with the applicable Party in preparing such response. To the extent reasonably practicable (subject to the time a response is mandated), the responding Party shall provide the other Party with a copy of each such proposed response for the other Party’s review and comment at least ten (10) Business Days prior to the proposed submission of the response. The responding Party shall give good faith consideration to any of the other Party’s comments to each such proposed response and shall incorporate such comments to the extent the responding Party deems necessary or appropriate. Athenex shall have the final decision with respect to any responses or actions required by any such letter or comments with respect to the Athenex Studies, the initial NDA for the Current Product in the Field in the U.S., except if any such Athenex’s decision may have any material and adverse impact on (z) any Almirall’s decision making right recognized in other parts of this Agreement; (y) the timelines agreed in the Development Plan; (x) the Regulatory Approvals for the Current Product; (w) the Commercialization of the Current Product in the Field in the Territory, including changes to Product Labeling that are reasonably likely to have such an effect; (v) any cost to be assumed or paid by Almirall under this Agreement or the Supply Agreement; (u) any of Almirall’s future obligations as holder of the Regulatory Approvals; or (t) the Post-Approval Development Activities, for which matters (z) to (t) Almirall’s prior written consent is needed; Almirall shall have the final decision with respect to any other responses or actions required by such letter or comments with respect to Licensed Products in the Field in the Territory.

(f) Inspections. The Parties shall cooperate in good faith with respect to the conduct of any inspections by any Regulatory Authority of any site or facility utilized or contracted by any of them (the “Inspected Party”) to conduct any Development activities for any Licensed Product or to manufacture the Compound, Clinical Supplies or Commercial Supplies (“Facility”). The Inspected Party shall notify the other Party promptly (and in any event, within one (1) Business Day) after learning of such inspection, and shall supply the other Party with copies of any correspondence or portions of correspondence which relate to Licensed Product in the Field in the Territory and are available to it, its Affiliates or any of its subcontractors. In addition, at the request of the other Party, and subject to any limitations imposed by the inspecting Regulatory Authority or any limitation disclosed in Schedule 3.5(f), the Inspected Party shall allow the other Party to have its representatives be present in any Facility that is being inspected and to participate in any meetings in respect to the inspection. Following any such inspection, the Inspected Party shall, to the extent reasonably available to it, its Affiliates or any of their subcontractors, provide the other Party with a written summary of that portion of the inspection that was relevant to Licensed Product in the Field in the Territory within seven (7) Business Days of such inspection. The Inspected Party shall allow the other Party’s access to any Facility to conduct its own inspection of that Facility in the event of the foregoing. Regardless of any inspection to be conducted by any Regulatory Authority and subject to the same limitation set forth in Schedule 3.5(f), the Parties are entitled to conduct any inspection to any Facility at its own criteria at any moment during the Agreement Term.

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3.6 Appointment and Administration of Joint Steering Committee for the Territory

(a) Good faith collaboration. The Parties agree to fully cooperate in good faith under this Agreement and in any Ancillary Agreement in connection with the Development and Commercialization of the Licensed Product. For purposes thereof, the Parties shall establish the Joint Steering Committee referred to in letter (b) below and sub-committees and joint-project teams with the purpose of organizing, leading and overseeing the performance of such activities, all such sub-committees and joint-project teams under the supervision of the Joint Steering Committee. The Joint Steering Committee shall exercise their authority in good faith in accordance with the terms of this Agreement. The Parties understand and agree that neither the Joint Steering Committee nor any sub-committees and joint-project teams is entitled to pass any decision which modifies this Agreement or any Ancillary Agreement and, should this occur, any such decision shall be deemed null and void. In addition, each Party shall provide (or request its Affiliates to provide) to the other Party and/or any relevant committee any relevant Proprietary Information and such other information as may be reasonably required to operate effectively under this Agreement and/or any applicable Ancillary Agreement.

(b) As soon as practicable after the execution of this Agreement and in no event later than thirty (30) days after the Clearance Date, the Parties will establish a four (4) person steering committee (the “Joint Steering Committee”) to oversee and review (i) the Development and Commercialization of the Licensed Products in the Field in the Territory, (ii) the Development and Commercialization of the Licensed Products in the Field outside the Territory to the extent such activities of Athenex and any Third Parties might impact Development, Regulatory Approvals, Commercialization or product positioning of the Licensed Product or Almirall’s rights under this Agreement, and (iii) make decisions with respect to certain matters identified in the Agreement as being subject to Joint Steering Committee decision-making or approval authority.

(c) The Joint Steering Committee will include two (2) representatives of each of Almirall and Athenex, will be chaired by one of the representatives of Almirall. All actions, decisions and approvals of the Joint Steering Committee shall, subject to Section 3.6(f) below, be determined upon an affirmative majority vote of its members. During all times prior to the Regulatory Approval of a Licensed Product in the Field in the U.S. and a Major European Market, a minimum of two (2) members appointed by each Party will be a senior officer of such Party who one of them is either (i) responsible for clinical development or (ii) has substantial experience in clinical development for similar products or is either (i) responsible for regulatory activities or (ii) has substantial experience in regulatory activities for similar products. During all times following Regulatory Approval of a Licensed Product in the U.S. or a Major European Market, at least one (1) member appointed by each Party will be a senior officer of such Party who is either (i) responsible for commercialization of Licensed Products or (ii) has substantial experience in commercialization for similar products. Each Party, at its sole discretion, may at any time during the Agreement Term replace either of its appointed members with prior written notice to the other Party. Each Party will use Commercially Reasonable Efforts to cause its respective representatives to attend all meetings of the Joint Steering Committee. Joint Steering Committee Members may be represented at any meeting by another person designated in writing by the absent Joint Steering Committee Member. Each Party will bear its respective travel and out-of-pocket expenses incurred by its members or representatives in connection with the Joint Steering Committee’s meetings.

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(d) The Joint Steering Committee will meet at least (i) prior to NDA Regulatory Approval every two (2) months and (ii) later on once every Calendar Quarter or more or less frequently as the Parties mutually deem appropriate, at a time and place agreed by the Parties. The Joint Steering Committee may also convene, vote or hold discussions from time to time through other methods of communication, as deemed necessary or appropriate by the Parties, including without limitation, telephone, video conference or email.

(e) The Joint Steering Committee shall have power to invite persons whose special skills or influence might advance the Development, Regulatory Approvals, manufacture and/or Commercialisation of the Licensed Product in the Territory, in confidence and upon behalf of the Joint Steering Committee, to attend and address meetings of the Joint Steering Committee. For the avoidance of doubt it is agreed that such persons shall not be Joint Steering Committee members and shall not participate in the decision making process of the Joint Steering Committee,

(f) In the event there is a disagreement among the members of the Joint Steering Committee with respect to any matter for which it has decision-making authority (a “Dispute”), within thirty (30) calendar days thereof the members of the Joint Steering Committee shall present such Dispute to the Chief Executive Officers of Almirall and Athenex. Once informed, such executives shall meet as soon as reasonably possible to discuss in good faith each Party’s view and to clarify the basis for such Dispute. If such executives are unable to resolve such Dispute within fifteen (15) days of such meeting, (i) Athenex’s decision shall be binding if the Dispute affects to the Development activities under Athenex’s control on the Current Product provided that such Athenex’s decision shall not impact (z) any of Almirall’s decision making rights recognized in other parts of this Agreement; (y) the timelines agreed in the Development Plan; (x) the Regulatory Approvals for the Current Product; (w) the Commercialization of the Current Product in the Field in the Territory, including changes to Product Labeling that are reasonably likely to have such an effect; (v) in any cost to be assumed or paid by Almirall under this Agreement or the Supply Agreement; (u) any of Almirall’s future obligations as holder of the Regulatory Approvals; (t) the Post-Approval Development Activities, for which matters (z) to (t) Almirall’s prior written consent is needed, such consent not to be unreasonably withheld, and (ii) Almirall’s decision shall be binding (z) in all other matters in connection to the Licensed Product in the Field in the Territory, including regulatory and Commercialization matters and (y) if the decision is whether or not to permit Athenex to exercise the right to co-promote Licensed Products in the U.S. as contemplated by Article 3B.

(g) The Joint Steering Committee shall be responsible for (i) prepare proposal for the Parties to approve amendments to the Development Plan, when such amendments are needed, (ii) reviewing the protocols for Athenex Studies, which are not Ongoing Studies, (iii) defining with specificity the Line Extension Product, (iv) to supervise and follow in detail Athenex conduct of the Athenex Studies; (v) determining whether or not Athenex can exercise the right to co-promote the Licensed Product in one or more states of the U.S. as contemplated by Article 3B; and (vi) discussing the global clinical strategy (including Clinical Studies Athenex or an Athenex’s sublicensee plans to conduct for products equivalent to the Licensed Products that are going to be registered and commercialized outside the Territory), and global marketing approach and product positioning, taking into consideration Almirall’s decision making authority in these matters when they may adversely impact the Commercialization of the Licensed Product in the

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Territory. In this regard, Athenex shall seek inputs from the Joint Steering Committee to assure consistent positioning and a consistent branding message and tactical plan for products equivalent to the Licensed Products that are going to be registered and commercialized outside the Territory.

(h) Limitation of powers. For greater certainty, the Joint Steering Committee cannot make any decision that will materially alter the terms of this Agreement or materially affect the rights and obligations of the Parties under this Agreement without first obtaining the written consent of the Parties, which written consent will then be appended to and become part of this Agreement.

(i) Alliance Managers. The Parties shall each promptly designate and notify the other Party of an employee (or an employee of such Party’s Affiliates) who shall serve as the alliance manager to facilitate interactions between the Parties with respect to the Agreement during the Agreement Term, which person may be replaced at any time by notice in writing to the other Party.

3.7 Product Recalls and Withdrawals. In the event that a Party becomes aware that a Licensed Product in the Field in the Territory may not comply with Law (either by notification from a Regulatory Authority or otherwise) and/or that a Recall of Licensed Product in the Field in the Territory is reasonably anticipated, necessary or desirable, such Party shall promptly notify the other Party in writing. If Athenex is the Party that first becomes aware of the necessity/desirability of a Licensed Product Recall in the Field in the Territory, Athenex shall provide Almirall with the notice described above and upon receipt of such notification (or in the event that Almirall is the first Party to become aware of the necessity/desirability of a Recall in the Field in the Territory), Almirall shall undertake an appropriate investigation and make a determination with respect to the disposition of any such matter, including determining whether Licensed Product in the Field shall be Recalled in the Field in the Territory. If a Recall is required or reasonably necessary pursuant to the Regulatory Authorities or Law or Almirall determines that Licensed Product shall be Recalled in the Field in the Territory, Almirall shall develop and implement a Commercially Reasonable plan to conduct such Recall. Subject to any applicable terms of the Supply Agreement, Almirall shall bear all costs and expenses associated with conducting any Recall in the Field in the Territory (including any reasonable, documented direct costs and expenses incurred by Athenex), except to the extent such Recall results from the negligence or intentional misconduct of Athenex, its Affiliates or their subcontractors, including by way of Athenex, its Affiliates’ or their subcontractors’ failure to manufacture the Licensed Product in accordance with the Supply Agreement, in which case Athenex shall bear all reasonable, documented direct costs and expenses incurred with respect to the conduct of such Recall.

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ARTICLE 3A

CLINICAL AND COMMERCIAL SUPPLY

Athenex will be the exclusive supplier to Almirall, its Affiliates, and its and their Sublicensees of Clinical Supply and Commercial Supply or, in the event Almirall decides at it sole criteria to manufacture Commercial Supply (Drug Product), of Compound (Drug Substance) for purposes of Almirall’s, its Affiliates or subcontractors’ manufacture of Commercial Supply. Athenex shall supply such Clinical Supply, Commercial Supply or Compound to Almirall, as the case may be, as described in, and during the term of, the supply agreement that will be attached hereto as Schedule 3A (the “Supply Agreement”), which shall be agreed and finalized between the Parties within ninety (90) days of the Execution Date of this Agreement. The Supply Agreement shall be prepared in accordance with the Head of Terms attached hereto as Schedule 3A. Almirall reserves the right to manufacture, have manufactured, or obtain Commercial Supply (Drug Product) from any source other than Athenex, including, as applicable, pursuant to the exercise of certain related back-up supply rights that may be set forth in the Supply Agreement, and including following the termination or expiration of the Supply Agreement with respect thereto. Athenex shall conduct all necessary activities, at its own cost, to assure that a proper manufacturing site (including but not limited to TergusPharma—Durham manufacturing facility—or Athenex Pharma Solutions – Clarence manufacturing site-) is ready for the purposes of obtaining Regulatory Approvals in the expected timelines and to start (and continue) supplies of Commercial Supply to Almirall in accordance with the Head of Terms and the Supply Agreement. The Parties agree to adjust the financials of this Agreement in the event a delay in the Parties entering into the Supply Agreement or a delay in Athenex’s manufacturing and supply activities, including but not limited to related Development and regulatory activities necessary for obtaining Regulatory Approvals in the expected date, materially and adversely impacts the commercial value of the Licensed Product as of the Execution Date.

ARTICLE 3B

CO-PROMOTE OPTION

If (i) at any time following one (1) year after Regulatory Approval of a Current Product in the Field in the U.S., neither Aqua, any Affiliate thereof, nor any Sublicensee of either of the foregoing, in all three cases, directly or through one or more Third Party contract sales representative, has sales representatives actively engaged in using Commercially Reasonable Efforts to market and promote a Current Product and, if already launched, a Line Extension Product (for the purposes of this Section, the “Co-promoted Products”) in a particular state of the United States, including through the use of details and sales calls, or (ii) total gross sales of Co-promoted Products in the U.S. are less than $[*] as measured through the end of the second (2nd) complete Calendar Year following the Calendar Year in which First Commercial Sale occurs in the U.S., Athenex shall have the right, itself or through its Affiliates or one or more Third Party contract sales representatives, and subject to approval by the Joint Steering Committee, to co-promote Co-promoted Products in the Field in the case (i) above, in the specific state of the U.S. where neither Aqua, its Affiliate, their Sublicensees, directly or through one or more Third Party contract sales representative, have sales representatives actively engaged in marketing and promoting Co-promoted Products and, in the case (ii) above in the entire U.S. territory, by providing written notice to Aqua at least one hundred eighty (180) days in advance of Athenex’s planned commencement of such co-promote activities; provided, however that if Athenex provides such notice and the Joint Steering Committee agrees to permit such co-promotion Athenex and Aqua shall use good faith Commercially Reasonable Efforts to enter into a reasonable and customary co-promotion agreement containing the terms to be agreed, including among others that (x) Aqua shall at all times provide (or ensure that its Affiliates and/or its or

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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their Sublicensees provide) Athenex with a complete and accurate list of all FDA-approved, branded Co-promoted Products and their approved indications and (y) Aqua shall pay to Athenex, as elected by Aqua and set forth in the applicable co-promotion agreement between the Parties, either (yi) fifty percent (50%) of the profit on the specific units of the Co-promoted Products co-promoted by Athenex itself, its Affiliates or their contract sales representatives and sold by Aqua or its Affiliates in the particular states of the U.S. where Athenex is co-promoting (for the purpose of this Article 3B, “profit” shall correspond to the amount resulting from Aqua’s Net Sales of the specific units of Co-promoted Product promoted by Athenex, its Affiliates or their contract sales representatives after deducting the Supply Price –as defined in the Supply Agreement – sales and marketing expenses, allocation of general and administrative expenses) or (yii) one hundred fifteen percent (115%) of the actual cost of any Athenex or Athenex Affiliate for such co-promotion activity (for the purpose of this Article 3B, Athenex’s “costs” shall include costs for detailing and sale calls activities and cost of marketing activities provided that in either cases such costs have been previously authorized by the Joint Steering Committee), and Aqua and Athenex shall use reasonable good faith efforts to agree on the physician-specialty mix to be covered by each of Aqua and Athenex thereunder. For clarity purposes, if (yi) is selected, no Royalties will be paid by Aqua to Athenex for Aqua’s Net Sales of the specific units of Co-promoted Products promoted by Athenex and such Aqua’s Net Sales will not be considered for the purpose the Sales Milestone payments referred to in Section 4.4; if (yii) is selected Aqua will pay Royalties for Aqua’s Net Sales of the specific units of Co-promoted Products promoted by Athenex. Also for clarity purposes, under option (yi) Athenex shall assume the cost and expenses incurred by Athenex, its Affiliates or its Third Party contract sales representatives in conducting promotional activities. If Athenex exercises its co-promote right and Athenex and Aqua execute a corresponding co-promotion agreement, (1) all marketing materials, including any medical claims and other materials and documents, to be used by Athenex in connection with the exercise of its co-promote right shall be provided by Aqua at its expense, (2) if and as elected by Athenex in writing, Aqua shall, at Athenex’s sole cost and expense, provide for training and supporting Athenex’s sales force with respect to the Co-promoted Product training only, (3) subject to any applicable terms of this Agreement, Aqua will, as between the Parties, have the sole right and responsibility for establishing and modifying the terms and conditions with respect to the sale of the Co-promoted Product pursuant to Athenex’s co-promote right, including the price at which the Co-promoted Product will be sold, any discount attributable to payments on receivables, distribution of the Co-promoted Product and the like, provided all such terms and conditions shall be substantially equivalent to those established with respect to Aqua’s, its Affiliate’s, or its or their Sublicensees’ sales of similar Co-promoted Product, (4) Aqua, its Affiliates, and its or their Sublicensees shall be responsible for booking sales, warehousing and distribution of all of the Co-promoted Product promoted by Athenex, and for performing all services related to such Co-promoted Product’s distribution and customer service as provided herein, and (5) if Athenex receives any orders for Co-promoted Product in the U.S., it shall refer such orders to Aqua, its Affiliates, or its or their Sublicensees, as appropriate, to be filled, and sales based on such orders shall be included in Net Sales for purposes of this Agreement.

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ARTICLE 4

PAYMENTS AND STATEMENTS

4.1 Upfront Fee. Within thirty (30) days of the Clearance Date and in accordance with Section 4.7(a) below:

(a) Almirall shall pay to Athenex a non-refundable fee of US$[*], “non –refundable” being subject to Almirall’s right to terminate this Agreement for material breach and claim damages for Losses; and

(b) Aqua shall pay to Athenex a non-refundable fee of US$ [*], “non-refundable” being subject to Aqua’s right to terminate this Agreement for material breach and to claim damages for Losses.

4.2 Development Milestone Payments.

(a) Current Product Payment. Within forty-five (45) days of being provided with the Day 57 Phase 3/Phase 1 Contact Sensitization Data, Almirall shall notify Athenex in writing whether or not such data is, in Almirall’s sole discretion, satisfactory to Almirall and Aqua. If such notice indicates that such data is satisfactory, or no such notice is provided within such forty-five (45) day period, Almirall and Aqua shall pay in total to Athenex $[*] within thirty (30) days of the earlier of such notice or expiration of such forty-five (45) day period. If such notice indicates that such data is not satisfactory, this Agreement shall terminate upon receipt of such notice and Athenex shall, within thirty (30) days of such notice, reimburse Almirall and Aqua a combined total of $[*] in accordance with the proportion used by Almirall and Aqua for the payments made in accordance with Section 4.1. If, within forty-five (45) days after Almirall is provided the 12 Months Phase III Long-Term Recurrence Data, Almirall provides written notice to Athenex that such data is not satisfactory, the Agreement shall terminate upon such notice and Athenex shall reimburse to Almirall and Aqua any payment made under this Section 4.2(a) plus an additional combined total of $[*]. Athenex’s reimbursement shall be done in accordance with the proportion used by Almirall and Aqua for the payments made in accordance with Section 4.1 and within thirty (30) days of such notice to Athenex.

(b) First Demand Bank Guarantee: Almirall and Aqua’s payments under Section 4.2(a) above are conditioned to the delivery to Almirall by Athenex at the corresponding payment day of a first demand bank guarantee issued by a first class U.S. bank, which bank guarantee shall (i) be at Almirall’s satisfaction; (ii) assure prompt and full payment of any amount to be reimbursed by Athenex, under Section 4.2(a) above as and when due; (iii) be for an amount of US$ [*]; (iv) will provide for a waiver on side of the bank of any rights of prior enforcement, including among others, presentment notice, dishonor and notice of dishonor and any other defenses or rights to seek discharge available to it; and (v) shall have a term reasonably sufficient to cover the completion of the studies referred in Section 4.2(a) above.

(c) Payment of Milestone [*]. If requested by Almirall in writing at least thirty (30) days in advance of the date the $[*] payment set forth in Section 4.2 is payable to Athenex, the Chief Executive Officers of Almirall and Athenex will meet and discuss in good faith the terms and conditions pursuant to which

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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[*], provided, if an agreement or amendment of this Agreement with respect to such payment [*] in accordance with Section 4.2(a). For the purposes of any such payment made by Almirall [*], Chief Executive Officers of Almirall and Athenex shall also have to agree on [*].

(d) Line Extension Product Payment. Almirall and Aqua shall pay Athenex in total $[*] within thirty (30) days of the earliest of (i) initial enrollment of subjects, or administration of Licensed Product to subjects, in a Phase III Clinical Study of a Line Extension Product performed by or on behalf of Almirall, Aqua, any Affiliate thereof, or any Sublicensee, (ii) written indication by Almirall, Aqua, or any Affiliate thereof that the Line Extension [*] Phase II Data is sufficiently satisfactory, at Almirall and Aqua’s sole discretion, to enable the conduct of such a Phase III Clinical Study, (iii) Regulatory Approval of a Line Extension Product, or (iv) June 1, 2020 if, on that date, no Phase II Clinical Study for a Line Extension Product been completed under this Agreement due to any reason attributable to Almirall (including its withholding of consent or approval to any proposed such study by Athenex).

(d) Reporting; Payment. Athenex shall provide Almirall with the Day 57 Phase 3/Phase 1 Contact Sensitization Data, 12 Months Phase 3 Long-Term Recurrence Data and Line Extension [*] Phase II Data promptly following each of their respectively availability to Athenex. Almirall shall have forty five (45) days to evaluate if Data obtained from any such study is satisfactory. Athenex will be entitled to issue the corresponding invoice that will be paid by Almirall and/or Aqua under this Section 4.2 in accordance with Section 4.7(a) below.

(e) Allocation of payments. The development milestone payments above shall be allocated between Almirall and Aqua following the same proportion as in Section 4.1 above.

4.3 Commercial Milestone Payments. Almirall and Aqua shall make the following payments to Athenex if the following Milestone Events are achieved:

“Milestone Event”	Almirall Payment			Aqua Payment
1. [*]		[	*]	$	[	*]
2. [*]	$	[	*]		[	*]
3. [*]	$	[	*]		[	*]
4. [*]		[	*]	$	[	*]
5. [*]		[	*]	$	[	*]*
6. [*]		[	*]	$	[	*]*

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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*Notwithstanding anything to the contrary, Athenex shall have the right to propose (and, if approved by the Joint Steering Committee, conduct) a double-blind, adequately powered, safety and efficacy proof of concept Phase II Clinical Study with respect to an Additional Indication or second Additional Indication, which Phase II Clinical Study must be agreed in advance by the Joint Steering Committee, such agreement not to be unreasonably withheld.    Almirall shall pay the entire commercial milestone payments under item 5 or 6, respectively, of the chart above if Athenex performs, at its entire cost, such a Phase II Clinical Study with respect to the applicable Additional Indication or second Additional Indication, respectively. Once presented by Athenex such a Phase II Clinical Study to the Joint Steering Committee for its approval, Almirall may, upon written notice given at any time prior to the initial administration of Licensed Product in such Phase II Clinical Study, decide to fund all out-of-pocket expenses to be incurred by Athenex in conducting such Phase II Clinical Study, as such Phase II Clinical Study is approved by the Joint Steering Committee, in which case the payments due under item 5 or 6 with respect to the Additional Indication that is the subject of such Almirall-funded Phase II Clinical Study shall be reduced by fifty percent (50%).

Almirall shall notify Athenex in writing within thirty (30) calendar days of the achievement of any of the Milestone Events. As a matter of clarification, the payments referred to in this Section 4.3 shall be made one time upon the satisfaction of the applicable Milestone Event.

4.4 Sales Milestone Payments. Almirall and Aqua shall make milestone payments to Athenex, as set out in the table below, if the corresponding sales milestones are achieved. Each of Almirall’s and Aqua’s percentage contribution to a milestone payment will reflect the proportion of its sales that comprise the Net Sales:

On the aggregate Net Sales of the Licensed Products in the Territory reaching the following levels of the Net Sales for the first time in a given Calendar Year period. Each milestone is only to be paid once:

Payment in USD
First time total Net Sales in a Calendar Year (“CY Net Sales”) are at least $[*]	$	[	*]
First time CY Net Sales are at least $[*]	$	[	*]
First time CY Net Sales are at least $[*]	$	[	*]
First time CY Net Sales are at least $[*]	$	[	*]
First time CY Net Sales are at least $[*]	$	[	*]
First time CY Net Sales are at least $[*]	$	[	*]
First time CY Net Sales are at least $[*]	$	[	*]
First time CY Net Sales are at least $[*]	$	[	*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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Almirall shall notify Athenex in writing within thirty (30) calendar days of the achievement of any of the milestone events. As a matter of clarification, the payments referred to in this Section 4.4 shall be made one time upon the initial satisfaction of the applicable Milestone Event.

4.5 Royalties.

(a) Almirall and Aqua shall pay Athenex as a Calendar Quarter royalty during the Royalty Term a percentage of Net Sales of Licensed Products in the Territory, based upon the following tiered royalty rates (“Royalties”):

Portion of Net Sales in a Calendar Year	Royalty Rate Applicable to Such Portion of Net Sales
Less than or equal to $[*]	15%
Greater than $[*] and less than or equal to $[*]	[*]	%
Greater than $[*] and less than or equal to $[*]	[*]	%
Greater than $[*] and less than or equal to $[*]	[*]	%
Greater than $[*] and less than or equal to $[*]	[*]	%
Greater than $[*]	[*]	%

For example, if the total Net Sales of all Licensed Products sold in the Territory for a given Calendar Year is $[*], and no such Net Sales were by Sublicensees in Small Countries, then Almirall shall, without taking into account any adjustments set forth below O, pay Athenex a royalty of $[*] for such Calendar Year (([*]% x $[*]) + ([*]% x $[*]) + ([*]% x $[*]) + ([*]% of $[*])). Each of Almirall’s and Aqua’s percentage contribution to any Royalty payment under this Section 4.5(a) will reflect the proportion of its sales that comprise the Net Sales.

(b) The Net Sales in a country in the Territory of each Licensed Product considered for the purposes of calculating the Royalty (but not for purposes of calculating Net Sales for purposes of determining the applicable royalty rate under the table above) shall be reduced (i) by [*] percent ([*]%) on the first date in such country on which there are no Valid Claims of any Athenex Patent Rights covering such Licensed Product (or the use or manufacture thereof), (ii) by an additional [*] percent ([*]%) when a first Generic Entry occurs with respect to such Licensed Product in such country; (iii) by an additional [*] percent ([*]%) when a second Generic Entry occurs with respect to such Licensed Product in such country; and (iv) to no Royalty when a third Generic Entry occurs with respect to such Licensed Product in such country.

(c) Upon the expiration of the Royalty Term for a particular Licensed Product in a particular country, no further royalties shall be due with respect to Net Sales of such Licensed Product in such country.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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4.6 Royalty Reports and Payments.

(a) Royalty Payments. Almirall shall pay the Royalty on a Calendar Quarter basis during the applicable Royalty Term(s) in accordance with the Net Sales achieved during the corresponding Calendar Quarter. Not later than 15th February, 15th May, 15th August and 15th November of each Calendar Year Almirall shall provide Athenex with an accounting report for such applicable Calendar Quarter for each relevant country within the Territory, which sets forth the gross sales, Net Sales and the Royalties payable by Almirall and Aqua to Athenex for such Calendar Quarter, with a breakdown of all deductions taken in any such calculations, in accordance with the definition of “Net Sales”. Any conversion to Dollars shall be calculated in accordance with Section 4.7(d). Royalties shown to have accrued by each report shall be due and payable in accordance with Section 4.7(a) below. Almirall shall pay each Royalty amount not later than sixty (60) days following the end of the corresponding Calendar Quarter. Within the first forty five (45) days of each Calendar Year, Almirall shall inform Athenex about the total Net Sales achieved during the preceding Calendar Year and should such real Net Sales demonstrate that a different Royalty rate should have applied in accordance with the chart above, then the corresponding overpayment or underpayment shall be paid to the Party in bonis.

(b) Records. Almirall and Aqua shall keep, and require its Affiliates and its and their Sublicensees to keep, complete and accurate records in sufficient detail to permit accurate determination of all amounts necessary for calculation and verification of all payment obligations set forth in this Article 4 for a period of thirty-six (36) months from the end of the relevant Calendar Year.

4.7 General Payment Provisions.

(a) Payment Method. All payments under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to an account opened at Athenex’s name in a bank located in the U.S. All payments other than royalties payable under Section 4.5 (which shall be payable as provided in Section 4.6(a)) will be provided within thirty (30) calendar days after receipt of an Athenex’s valid invoice issued for the corresponding payment.

(b) Withholding Taxes. A Party (“Payor”) required to pay the other Party (the “Payee”) under this Agreement may deduct from the corresponding amount due hereunder the amount of any taxes imposed on the Payee which are required to be withheld or collected by the Payor, its Affiliates, or its or their Sublicensees under the laws, rules or regulations of any country on amounts owing from Payor to Payee hereunder. Any such taxes required to be withheld or collected shall be paid or withhold, as required by Law, by Payor but an expense of Payee. To the extent Payor, its Affiliates, or its or their Sublicensees pay such withholding taxes to the appropriate governmental authority on behalf of Payee; Payor shall promptly deliver to Payee proof of payment of such taxes. Payor cooperate with Payee, as reasonably requested thereby and at Payee’s expense, in claiming any exemption from any such withholdings under any double taxation or similar agreement or treaty from time to time in force or in otherwise seeking the return, refund, or credit of any such withheld amount. If Payor had a duty to withhold taxes in connection with any payment it made to Payee under this Agreement but Payor failed to withhold, and such taxes were assessed against and paid by Payor, then Payee will indemnify and hold harmless Payor from and against such taxes (including interest). If Payee makes a claim under this Section 4.7(b), it will comply with the obligations imposed above as if Payor had withheld taxes from a payment to Payee.

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(c) Tax Residence Certificate. A Party entitled to receive a payment pursuant to this Agreement shall provide the remitting Party appropriate certification from the relevant revenue authorities that such receiving Party is a tax resident of that jurisdiction (a “Tax Residence Certificate”), if such receiving Party wishes to claim the benefits of an income tax treaty to which that jurisdiction is a party. Upon the receipt thereof, any deduction and withholding of taxes by the remitting Party shall be made at the appropriate treaty tax rate.

(d) Currency Exchange. With respect to Net Sales invoiced or expenses incurred in a currency other than Dollars, such Net Sales invoiced or expenses incurred will be converted into the United States dollar equivalent using a rate of exchange that corresponds to the rate used to record such receipt or expenditure for IFRS reporting purposes for the respective reporting period. If a Party is not required to perform such currency conversion for its IFRS reporting, then for such period such Party will convert its amounts received and expenses incurred into Dollars using a rate of exchange that corresponds to the noon buying rate as published by the Wall Street Journal, Eastern U.S. Edition on the last Business Day of the applicable reporting period (or such other publication as agreed-upon by the parties).

(e) Financial Accounting Standards. Except as otherwise defined herein, all financial calculations by either Party under this Agreement shall be calculated in accordance with IFRS.

4.8 Audits.

(a) Upon the written request of Athenex, Almirall and Aqua shall permit, and shall ensure that their Affiliates and its and their licensees and Sublicensees permit, an independent certified public accounting firm of recognized standing (one of the so-named Big Four accounting firms provided that it is not the then auditing firm of any of the Parties), selected by Athenex , to have access not more than once in any Calendar Year, during normal business hours, to such of the records of Almirall or Aqua, their Affiliates, and their Sublicensees as may be reasonably necessary to verify the accuracy of any notices or reports due under this Article 4, or any payments due under this Article 4, for any Calendar Year ending not more than thirty-six (36) months prior to the date of such request (each Calendar Year will be audited only once in total). The accounting firm shall disclose to Athenex whether the reports are correct or incorrect, the specific details concerning any discrepancies (including the accuracy of the calculation of Net Sales and the resulting effect of such calculations on the amounts payable by Almirall or by Aqua under this Agreement) and such other information that should properly be contained in a report required under this Agreement (the “Audit Report”).

(b) If such accounting firm concludes that additional amounts were owed with respect to any Calendar Year subject to an audit hereunder, then Almirall and/or Aqua (as the case may be) shall pay any additional payments owing in respect of its/their respective obligation(s) under this Article 4, together with interest at the Prime Rate on the amount of such additional payments, within thirty (30) days of the date Athenex delivers the Audit Report to Almirall and Aqua. In the event such accounting firm concludes that amounts were overpaid by Almirall and/or Aqua during such period, Athenex shall repay Almirall and/or Aqua the amount of such

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overpayment within thirty (30) days of the date Athenex delivers to Almirall and Aqua such accounting firm’s Audit Report. The fees charged by such accounting firm shall be paid by Athenex, provided, however, that if an underpayment of more than five percent (5%) of the payments due hereunder for any Calendar Year being reviewed is discovered, then the fees and expenses of the accounting firm shall be paid by Almirall or by Aqua.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 General Representations. Each Party hereby represents and warrants to the other Party as follows:

(a) Such Party is a corporation (or, in the case of Aqua, a limited liability company) duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or formation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement;

(b) The execution, delivery and performance of this Agreement by such Party has been duly authorized by all necessary corporate action and do not and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or bylaws; or (ii) conflict with or constitute a default under any other agreement to which such Party is a party;

(c) This Agreement has been duly executed and is a legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms and conditions hereof, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at law;

(d) Such Party is not under any obligation to any person or entity, contractual or otherwise, that is in conflict with the terms of this Agreement, nor shall such Party undertake any such obligation during the Agreement Term;

(e) Except with regard to the matters set forth in Article 1A, such Party has obtained all authorizations, licenses, permits, consents and approvals, governmental or otherwise, necessary for the execution and delivery of this Agreement, and to otherwise perform such Party’s obligations under this Agreement;

(f) Except for any assignment of this Agreement permitted by Section 10.2 (or agreement executed to effect such an assignment), neither Party, nor any of its Affiliates, are a party to, or are otherwise bound by, any oral or written agreement that will result in any person or entity obtaining any interest in, or that would give to any Third Party any right to assert any claim in or with respect to, any of such Party’s or the other Party’s rights under this Agreement; and

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(g) Such Party shall perform its obligations hereunder in accordance with all applicable Laws.

5.2 Additional Representations and Warranties of Athenex. Athenex represents and warrants to Almirall that:

(a) as of the Execution Date, to Athenex’s knowledge, there is no Third Party infringement of any of the Athenex Intellectual Property, and the Athenex Patent Rights where filed are not subject to any pending or threatened re-examination, re-issue, opposition, interference, challenge, litigation proceeding or other claim.

(b) prior to the Execution Date Athenex did not, and at no time during the Agreement Term shall Athenex, assign, transfer, encumber, dispose of, or grant rights in, or with respect to, the Athenex Intellectual Property in a manner that is inconsistent with the rights granted to Almirall under this Agreement;

(c) the Athenex Patent Rights listed in Schedule 1.17 is the complete and exhaustive list of all current Patents owned or Controlled by Athenex and its Affiliates necessary for the Development and Commercialization of the Licensed Products in the Field in the Territory;

(d) Athenex is, as of the Execution Date, not aware of any intellectual property rights owned by any Third Party that would be reasonably likely to be infringed or misappropriated by the manufacture, use, or sale of Licensed Products in the Field in the Territory;

(e) Athenex is the sole legal and beneficial owner of, has good and marketable title to, and owns all right, title and interest in and to all Athenex Intellectual Property free and clear of all encumbrances, charges, covenants, conditions, options to purchase and restrictions or other adverse claims or interest of any kind or nature, and Athenex has no knowledge of any claim of adverse ownership or use in respect thereof, nor to the knowledge of Athenex is there a reasonable basis for any claim that any Person other than Athenex has any claim of legal or beneficial ownership or other claim or interest in any of the Athenex Intellectual Property.

(f) None of the Athenex Intellectual Property comprises an improvement to any Third Party Intellectual Property that would give any Person any rights to the Athenex Intellectual Property, including rights to license the Athenex Intellectual Property, inconsistent or in conflict with the rights granted under this Agreement;

(g) to Athenex’s knowledge, all of the present and past employees of Athenex, and all of the present and past consultants, contractors and agents of Athenex performing services relating to the conception, discovery, making or development of the Athenex Intellectual Property, have entered into a written agreement assigning or requiring assignment to Athenex of, or confirming that Athenex owns all right, title and interest in and to all such Intellectual Property and, with respect to any Athenex Intellectual Property in which moral rights subsist, waiving all moral rights in such Intellectual Property in favour of Athenex;

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(h) to Athenex’s knowledge, there is no intellectual property, other than the Athenex Intellectual Property, that is required to permit Athenex to substantially carry on its business with respect to Licensed Products in the Field in the Territory and fulfill its obligations under this Agreement, and Athenex has no knowledge of any intellectual property owned by another Person that is required to permit Athenex to substantially carry on its business with respect to Licensed Products in the Field in the Territory and fulfill its obligations under this Agreement;

(i) to the extent Athenex licenses any intellectual property from Third Parties as of the Execution Date, no such licenses materially impede, restrict or prevent the conduct of its business with respect to Licensed Products in the Field in the Territory and in the future Athenex will not obtain additional licenses of Third Parties’ intellectual property that materially will impede, restrict or prevent its ability to fulfil its obligations under this Agreement, provided that the foregoing representation, warranty, and covenant will not apply with respect to any intellectual property rights with respect to any API other than the Compound;

(j) all active registered and applied-for Athenex Patent Right is in good standing, is recorded in the name of Athenex and has been filed in a timely manner in the appropriate offices to preserve the rights thereto (if any) and, in the case of a provisional application, Athenex confirms that all right, title and interest in and to the potential invention(s) disclosed in such application have been or as of the Execution Date will be assigned in writing (without any express right to revoke such assignment) to Athenex. To the knowledge of Athenex, there has been no public disclosure, sale or offer for sale by Athenex of any invention described in each of the Athenex Patent Right anywhere in the world that would prevent the valid issue of a registration from that Intellectual Property in the corresponding jurisdiction;

(k) any and all fees or payments required to keep the registered Athenex Patent Rights active have been paid and if this is not the case, Athenex shall immediately pay the corresponding registration fees to assure that the corresponding Patent Right is valid and enforceable;

(l) all material prior art or other information known to Athenex relating to Athenex Patent Rights has been disclosed to the appropriate offices if and to the extent such disclosure is required to comply with the applicable Patent Laws in the jurisdictions where the corresponding applications are pending or granted;

(m) all active registered Athenex Patent Right has been filed, prosecuted and obtained in accordance with the corresponding applicable Laws and is currently in effect and in compliance with such applicable Laws, and no applied for Athenex Patent Right or registered Athenex Patent Right has expired, become abandoned, been cancelled or expunged, or has lapsed for failure to be renewed or maintained;

(n) Athenex has not received any opinion from its legal counsel that any of the active registered Athenex Patent Right or applied for Athenex Patent Right is clearly, but not as a result of any prior art, invalid, unregistrable, or unenforceable in the case of registered Athenex Patent Right;

(o) prior to the Execution Date Athenex has acted, and following the Execution Date Athenex will act, in full compliance with all Laws and requirements of Regulatory Authorities within the Territory, and has and will obtain all regulatory permits required for it to comply with its obligations under this Agreement;

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(p) all information required to be filed or otherwise disclosed to Regulatory Authorities within the Territory in respect of the Licensed Product has been so provided and is true, correct and complete in all material respects;

(q) to the extent required, all preclinical and Clinical Studies and all pharmaceutical Development activities have been conducted in compliance with corresponding protocols, procedures, controls, GCP and applicable Laws;

(r) Athenex has disclosed in the Data Site true, complete and correct copies of all material information relating to its meetings and correspondence with Regulatory Authorities;

(s) Athenex has not received any information or notification from any Regulatory Authority that would entail, or signal the pending, refusal to grant Regulatory Approval necessary to Commercialize the Licensed Product;

(t) Schedule 5.2(t) to this Agreement lists all the Clinical Studies conducted by Athenex relating to the Licensed Product for which results are available as of the Execution Date and Athenex has disclosed in the Data Site accurate and complete copies of the results of all such studies that are available as of the Execution Date, including, but not limited to, as relates to the efficacy and safety of the Licensed Product;

(u) up to the Execution Date, no Clinical Studies have disclosed, and Athenex is not aware of, any risks linked to the safety or efficacy data of the Licensed Product different to the safety or efficacy data made available in the Data Site, and Athenex has no reason to believe that there are any other safety or efficacy risks associated with the Licensed Product different to those resulting from the data available in the Data Site;

(v) Athenex is in full compliance with all applicable Laws relevant to the conduct of its business, both within and outside of the Territory, including as relate to Anti-Bribery and Anti-Corruption regulations, and, to its knowledge, it has not conducted and is not aware of any activities that would place it in breach of any such Laws;

(w) all Compound and Clinical Supply used in the Clinical Studies as of the Execution Date have been manufactured in Facilities that are in compliance all applicable Laws and GMP and, where required, have been approved by the necessary Regulatory Authority;

(x) all the agreement entered by Athenex as of the Execution Date with Third Party subcontractors engaged by Athenex, its Affiliates or their Sublicenses to conduct any activities relating to Clinical Studies and Clinical Supply contain covenants, representations and warranties properly adjusted to the specific activities to be conducted by such Third Party subcontractors and aligned with the customary standards of the pharmaceutical industry;

(y) no claim or litigation has been brought or threatened by any person against Athenex alleging that (i) any Athenex Intellectual Property is invalid, or (ii) the disclosing, copying, making, licensing, assigning or exploiting of any rights under this Agreement violates, infringes or otherwise conflicts or interferes with any Intellectual Property or proprietary right of any Person;

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(z) The Athenex Know How has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality; and

(aa) As of the Execution Date, no other compounds with similar src and pretublin inhibition are being developed by or on behalf of Athenex or any Affiliate thereof for dermatology indications in both clinical and preclinical studies.

If Athenex or any Affiliate thereof develops any compound, other than a Compound or any Acquired Compound (as defined below), (i) to which patent or other proprietary rights are owned or controlled by Athenex or an Affiliate thereof, (ii) with the same mechanism of action as the Compound, and (iii) for topical administration for any indications in the Field, Athenex will inform Almirall in writing of such activities when an IND filing is being prepared by or on behalf of Athenex or any Affiliate thereof with respect to a product for topical administration containing such a compound satisfying conditions (i), (ii), and (iii) for indications within the Field (a “New Product”). Athenex hereby recognize Almirall has a right of first negotiation to obtain a license to develop and commercialize such New Product, as further described below. For this purpose, should Athenex decides to out-license or enter into any collaboration with a Third Party in relation to a New Product, Athenex shall offer an out-license or commercial collaboration with respect to such New Product (a “New Product Transaction”) to Almirall in writing before offering any such transaction to any Third Party and, if, within thirty (30) days of Athenex’s provision of such notice (such thirty (30) day period, the “ROFN Notice Period”), Almirall notifies Athenex in writing of Almirall’s desire to negotiate an agreement for a New Product Transaction (such notice, a “Negotiation Notice”), the Parties shall use reasonable efforts to negotiate, on an exclusive basis, in good faith the terms and conditions applicable to a New Product Transaction during a period of one hundred twenty (120) days following such notice from Almirall. Should (i) the Parties not agree on such terms and conditions within the one hundred twenty (120) day negotiation period, (ii) Almirall inform Athenex that it is not interested in executing a New Product Transaction under the terms and conditions offered by Athenex, or (iii) Almirall not provide a Negotiation Notice during the thirty (30) day ROFN Notice Period, then Athenex will be entitled to (X) discuss, propose, negotiate, and/or execute a New Product Transaction for the applicable New Product(s) with a Third Party, provided that (1) if Almirall provided a Negotiation Notice with respect to such New Product(s), the terms of any such agreement executed with a Third Party shall not be for rights to the applicable New Product(s) other than rights substantially equivalent to those proposed in, and shall not be on material terms more favorable on the whole to such Third Party than, the last terms offered to Almirall by Athenex unless Athenex has provided first to Almirall a reasonable opportunity (not to exceed ten (10) Business Days) to execute such an agreement with Athenex and (2) if a New Product Transaction with such a Third Party is not executed within twelve (12) months following the (a) end of the one hundred twenty (120) day negotiation period, (b) date on which Almirall informs Athenex it is not interest in executing a New Product Transaction, or (c) expiration of the ROFN Notice Period without Almirall’s exercise of its negotiation rights, as applicable, Athenex shall be required to follow the process set forth in this paragraph again with respect to such New Product(s) before executing a New Product Transaction therefor with a Third Party, and/or (Y) further pursue development and commercialization itself (or via its Affiliates), with respect to the applicable New Product(s), and Almirall shall have no further rights hereunder with respect to the applicable New Product(s). Notwithstanding anything to the contrary, all rights and obligations with respect to this paragraph only apply with respect to the Territory; Almirall shal have no rights, and Athenex shall have no obligations, under this paragraph with respect to any jurisdictions outside the Territory. For purposes of this paragraph:

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(i) “Acquired Compound” means any compound, other than a Compound, to which patent or other proprietary rights are owned or controlled by an Acquired Entity (as defined below), Acquiring Entity (as defined below), or any Affiliate of either of the foregoing prior such Third Party becoming an Acquired Entity or Acquiring Entity;

(ii) “Acquired Entity” means, in the event Athenex or any Affiliate thereof acquires any Third Party or all or substantially all of the stock, assets, or business of a Third Party or otherwise obtains control of a Third Party (with “control”, for purposes of this definition, having the meaning set forth below in the definition of “Affiliate”), by merger or otherwise, such Third Party or any Affiliate thereof; and

(iii) “Acquiring Entity” means any Third Party that acquires all or substantially all of the stock, assets, or business of Athenex or any Affiliate thereof (or all or substantially all of the assets or business thereof related, in either case, to this Agreement) or otherwise obtains control of Athenex or any Affiliate thereof (with “control”, for purposes of this definition, having the meaning set forth below in the definition of “Affiliate”), by merger or otherwise, or any Affiliate of such Third Party.

5.3 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 5 OR OTHERWISE IN THIS AGREEMENT, EACH PARTY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 6

INTELLECTUAL PROPERTY AND PATENT MATTERS

6.1 Ownership of Inventions.

(a) Except as otherwise provided in and subject to the terms of this Agreement, as between the Parties:

(i) Athenex shall have and retain all right, title and interest in all Intellectual Property (and Patent Rights arising thereunder) (i) existing, owned or Controlled by it or any Affiliate thereof on the Execution Date, subject to the licenses and other rights granted to Almirall under this Agreement in the Field in the Territory, and (ii) which is discovered, made, first conceived, reduced to practice or generated under this Agreement both within and outside the Territory as a result of Development or otherwise during the Agreement Term solely by Athenex employees, agents, or other persons acting under or pursuant to its authority.

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(ii) Almirall shall have, own and retain all right, title and interest in or Control over, as applicable, all Intellectual Property (and Patent Rights arising thereunder) which is discovered, made, first conceived, reduced to practice or generated under this Agreement both within and outside the Territory as a result of the Development, manufacture, or Commercialization of Licensed Products, or other exercise of rights or performance of obligations, hereunder solely by Almirall, its Affiliates or its or their Sublicensees, and their employees, agents, contractors, or other persons acting under or pursuant to their’ authority (“Almirall Improvements”).

(b) Employees and Agents. Each of Athenex and Almirall, respectively, shall require all of its and its Affiliates’ employees to assign all inventions and corresponding patent applications that are discovered, made, first conceived, reduced to practice or generated by such employees during the Agreement Term to Athenex and Almirall, respectively, according to the ownership principles described in Section 6.1(a) and subject to the Laws of the country of employment. Each Party shall use Commercially Reasonable Efforts to require any Third Parties working on any Development or Commercialization of Licensed Products under this Agreement or who receive materials relating to a Licensed Product or Know-How from a Party (or any Affiliate thereof), to assign or grant to such Party a sublicenseable exclusive license on a fully paid-up, royalty-free basis to all Know-How and corresponding Patent Rights that are developed, made or conceived by such Third Parties.

6.2 Maintenance and Prosecution.

(a) Athenex Patent Rights.

(i) Athenex shall prosecute and maintain the Athenex Patent Rights in all countries of the Territory by retaining patent counsel selected by Athenex. Athenex agrees to keep Almirall informed of the course of patent prosecution, application or other proceedings and to furnish Almirall with copies of all office actions received by Athenex from any patent authority within the Territory concerning Athenex Patent Rights. The reasonable, documented external costs incurred following the Execution Date with respect to the filing, prosecution, and maintenance of Athenex Patent Rights in the Territory shall be borne by Athenex.

(ii) Athenex will provide reasonable advance written notice of any potential additional patent filings within the Territory for any Athenex Patent Rights. Almirall must thereafter inform Athenex in writing which such additional countries in the Territory, if any, in which Almirall needs patent protection to assure the exclusive rights granted by Athenex in this Agreement. Athenex may elect to seek patent protection in countries not so designated by Almirall.

(b) Almirall Patent Rights. Almirall shall have the right to file, prosecute and maintain any Almirall Patent Rights in Almirall’s name, by retaining patent counsel selected by Almirall and shall be responsible for the payment of all costs and fees relating to patent prosecution and maintenance. Almirall agrees to keep Athenex reasonably informed of the course of patent prosecution, application or other proceedings and to furnish Athenex, per its request, with copies of office actions received by Almirall from any patent authority concerning Almirall Patent Rights.

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(c) The responsible Party under this Section 6.2 with respect to any Patent Rights in the Territory concerning any Licensed Product (or the manufacture or use thereof) shall use Commercially Reasonable Efforts to solicit the other Party’s review of the nature and text of any patent applications within the Territory and important prosecution matters related thereto in reasonably sufficient time prior to the filing thereof, and the responsible Party shall use Commercially Reasonable Efforts to take into account the other Party’s reasonable comments related thereto. In the event any of the Parties decides not to prosecute or maintain any Patent Right, such Party shall inform the other Party sufficiently in advance to permit such other Party to prosecute or maintain at its own name and expenses the corresponding Patent Right. The Party that has decided not to prosecute or maintain a Patent Right shall take all necessary steps to transfer the corresponding Patent Right to the other Party. .

(d) Orange Book Listings. With respect to Regulatory Exclusivity or other data exclusivity periods (such as those periods listed in the FDA’s Orange Book (including without limitation any available pediatric extensions) and all foreign equivalents in the Territory), the Party (or Affiliate thereof) that, as between the Parties, owns or holds a Drug Approval Application or Regulatory Approval in the Territory (the “Holder”) shall use Commercially Reasonable Efforts consistent with its obligations under Law to seek, maintain and enforce all of the foregoing available for the Licensed Products in all countries in the Territory where Regulatory Approval is obtained. With respect to filings in the FDA Orange Book (and foreign equivalents) for issued patents for a Licensed Product, the Holder shall, consistent with its obligations under Law, list in a timely manner and maintain any listing for all applicable Athenex Patent Rights and Almirall Patent Rights required to be filed by it, or that it is permitted to file, under Law. To the extent reasonably practicable, at least thirty (30) days prior to an anticipated deadline for the filing of patent listing information for any Athenex Patent Rights, Almirall will consult with Athenex regarding the content of such filing. In the event of a dispute between the Parties as to whether a Athenex Patent Right can be filed and/or the content of such filing, the Parties will take expedited steps to resolve the dispute as promptly as possible, including seeking advice of an independent legal counsel to guide their decision. Athenex shall reasonably cooperate with Almirall, at Almirall’s expense, in filing and maintaining such Orange Book (and foreign equivalent) listings.

6.3 Third Party Infringement .

(a) Each Party shall promptly give the other Party notice of any actual or suspected infringement by a Third Party in the Territory in the Field of any Intellectual Property included in the Athenex Intellectual Property Rights relating to the Licensed Products which comes to such Party’s attention. In addition, each Party shall give the other Party notice of any actual or suspected infringement which comes to its attention by a Third Party outside the Territory of any Intellectual Property included in the Athenex Intellectual Property Rights relating to the Licensed Products or Compound. The Parties shall thereafter use Commercially Reasonable Efforts in good faith to consult and cooperate to determine a course of action, including the commencement of legal action.

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(b) Athenex shall have the first right to initiate and prosecute such legal action in the Territory at its own expense and in the name of Athenex, or to control the defense of any declaratory judgment action in the Territory relating to the Athenex Intellectual Property, and Athenex shall provide Almirall with reasonable notice of any such action it commences and consult with Almirall on any significant developments in such action. Almirall shall render, at its expense, all assistance reasonably requested in connection with any action taken by Athenex or to prevent such infringement (including reasonable attorneys’ fees). However, the control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall be under the control of Athenex; provided that Athenex shall consult with Almirall on all relevant aspects of the action and in particular shall not settle any such claim or proceeding in a manner that would adversely affect Almirall, any Affiliate thereof, or their rights under this Agreement without Almirall’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) If Athenex elects not to initiate and prosecute an infringement or defend a declaratory judgment action in any country in the Territory as provided in Section 6.3(b) within sixty (60) days after having become aware of such potential infringement or any shorter period needed under applicable Law to permit Almirall to elect, which election shall be subject to and consulted with Athenex, to take such action that is reasonably necessary and appropriate to terminate or prevent such infringement solely to the extent corresponding to the exclusive rights in the Field granted to Almirall under this Agreement, including instituting an infringement proceeding, provided, however, that Almirall shall not enter into any settlement or compromise of any such claim without Athenex’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Hatch-Waxman Act Litigation. Notwithstanding anything herein to the contrary, should a Party or any Affiliate thereof receive a certification for a Licensed Product in the Field pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended (the “Hatch-Waxman Act”), including any notice under 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) or a similar notice with respect to, in either case, any Licensed Product, or its equivalent in a country in the Territory other than the U.S., then such Party shall immediately (and in any event no later than within two (2) Business Days after such receipt) provide the other Party with a copy of such certification. Both Parties will then agree the best course of action with the objectives of defending the patents and ensuring the cessation of any infringing act, including bringing any necessary suit within the deadlines contemplated in the Hatch-Waxman Act. The corresponding costs will be shared at 50%. Notwithstanding the foregoing, (i) no Party shall take any action in the course of exercising its rights under this Section 6.3(d) that (x) admits fault or wrongdoing, or incurs liability, on the part of the other Party, (y) materially limits the scope, validity, or enforceability of any of the Athenex Patent Rights in respect to any Licensed Product in the Field in the Territory (if Athenex or any Affiliate thereof is bringing the suit) or materially limits the scope, validity, or enforceability of any of the Athenex Patent Rights in respect to any Licensed Product outside the Field (or any corresponding Patents owned or controlled by Athenex outside the Territory) or any product other than Licensed Product in the Field (if Almirall or any Affiliate thereof is bringing the suit), or (z) would reasonably be expected to materially adversely affect the ability of the Party not bringing the suit to develop or commercialize any Licensed Product in the Field in the Territory (if Athenex is bringing the suit) or to develop or commercialize any Licensed Product outside the Territory or outside the Field or any other products (other than Licensed Products) covered by the Athenex Patent Rights (or any corresponding Patents owned or controlled by Athenex outside the Territory) (if Almirall or any Affiliate thereof is bringing the

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suit), without the prior written consent of the Party not bringing the suit, which such Party may withhold in its sole discretion acting in good faith. The Parties shall in any case consult with each other at all times during the litigation and they shall not enter into any settlement agreement with any Third Party without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Athenex shall have the sole right to initiate and prosecute any legal action outside the Territory, outside the Field, or with respect to any product other than Licensed Products under the Athenex Intellectual Property Rights (or any corresponding Intellectual Property Rights owned or controlled by Athenex outside the Territory), at its own expense and in the name of Athenex, or to control the defense of any declaratory judgment action outside the Territory relating to such Intellectual Property Rights. However, the control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of Athenex, with the proviso that Athenex shall keep Almirall informed of any relevant development in the actions and that any such Athenex actions and decision shall not negatively impact Almirall Development and Commercialization of the Licensed Products in accordance with the Agreement.

(f) For any legal action or defense in the Territory with respect to the Athenex Intellectual Property Rights contemplated by this Section 6.3, in the event that any Party is legally unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action. In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request, and the Party initiating, prosecuting, defending, or controlling any legal action or defense in the Territory with respect to the Athenex Intellectual Property Rights contemplated by this Section 6.3 shall reimburse the other Party for the reasonable documented costs and expenses incurred thereby in providing such information or assistance (regardless of whether any recovery or damages are received). Any recovery or award obtained by either Party as a result of any such action or settlement shall be shared as follows:

(i) the Party that did not initiate or prosecute, or did not maintain the defense of, the action shall (without limitation of the reimbursement obligation above) recoup all of its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action, whether the recovery or award is by settlement or otherwise;

(ii) the other Party then shall, to the extent possible, recover its reasonably documented costs and expenses (including reasonable outside attorneys’ fees) incurred in connection with the action, whether the recovery or award is by settlement or otherwise; and

(iii) the remaining recovery will be deemed to go toward Almirall’s Net Sales for that Calendar Year, and each Party shall then be entitled to a division of the remaining portion of the recovery or award in a manner consistent with the Royalty scheme set out in Section 4.5 of this Agreement, to the extent solely and directly attributable to the infringement of the exclusive rights to the Athenex Intellectual Property Rights granted to Almirall under this Agreement.

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6.4 Infringement of Third Party Intellectual Property.

(a) In the event that a Party becomes aware of any claim that the Development, manufacture, import, use or Commercialization of any Licensed Product in the Field in the Territory hereunder infringes or violates the Intellectual Property rights of any Third Party in the Territory, such Party shall promptly notify the other Party in writing. The Parties shall thereafter discuss the situation, and to the extent reasonably necessary, use reasonable good faith efforts attempt to agree in writing on a course of action.

(b) If, within thirty (30) calendar days of the notice set forth above, the Parties fail to agree in writing upon an appropriate course of action with respect to such infringement or violation in the Territory, then, with respect to any claim or allegation that the practice of any Athenex Know-How or technology covered by the Athenex Intellectual Property Rights pursuant to, in each case, this Agreement in the Field in the Territory is alleged to or does infringe the intellectual property rights of any Third Party (an “IP Claim”), Athenex shall have the obligation, to seek a license, defend or settle any action in the Territory, or to initiate and prosecute legal action in the Territory to resolve such IP Claim. Athenex shall keep Almirall reasonably informed as to the progress of any IP Claim. Almirall shall render, all assistance reasonably requested in connection with any action, defense, or settlement or license negotiations thereof undertaken by Athenex. However, the control of such IP Claim, including whether to initiate any legal proceeding and/or the settlement thereof, or enter into a license with respect to the subject matter thereof, shall solely be under the control of Athenex; provided that Athenex shall not take any decision, or settle any such claim or proceeding, or enter into any license agreement, in a manner that materially adversely affects Almirall’s rights under this Agreement or which results in any material monetary payment by or financial loss to Almirall, without Almirall’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Athenex shall pay for all costs and expenses incurred by Athenex in such defense, action, settlement or pursuant to such license, and, subject to subsection (f) below, Athenex shall pay all damages awarded or settlement payments made (including future royalty or similar payments) to such Third Party with respect thereto.

(c) If the Parties agree that it is preferable for Almirall to, or in the event an IP Claim has been initiated against Almirall, Almirall decides to, undertake the defense, action, settlement, or seeking of a license with respect to an IP Claim or Third Party Intellectual Property rights, the reasonable, documented costs of any legal action commenced, any infringement action defended, or settlement or license entered into with respect to any IP Claim shall be borne solely by Athenex, provided, however, that Almirall shall not enter into any settlement or compromise of, or license with respect to, any IP Claim which results in any financial loss to or payment by Athenex, or may adversely affect (1) any Athenex Intellectual Property, (2) any corresponding Patents or other Intellectual Property rights outside the Territory, or (3) either Party’s ability to Develop, manufacture, or Commercialize Licensed Products, or Compound, or, in the case of Athenex, other products incorporating the Compound, without the prior written consent of Athenex, which consent shall not be unreasonably withheld, conditioned or delayed, and Athenex shall, subject to subsection (f) below, pay all damages awarded or settlement or license payments reasonably made (including future royalty or similar payments) to such Third Party with respect to the resolution of the IP Claim.

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(d) With respect to any IP Claim, in the event that any Party is legally unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action. In connection with any IP Claim, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request and all costs incurred in relation to such action shall, subject to subsection (f) below, be borne solely by Athenex.

(e) Almirall shall have the sole right, but not the obligation, to defend any action against it, any Affiliate thereof, or any Sublicensee of either of the foregoing with respect to any claim of infringement or violation of any Third Party’s intellectual property rights, other than an IP Claim by Almirall’s, its Affiliates’, or its or their Sublicensees’ Development, manufacture, or Commercialization of Licensed Products in the Field in the Territory.

(f) Notwithstanding anything to the contrary, (i) Athenex shall not be obligated under this Section 6.4 to bear any amounts for damages, or payment obligations with respect to any IP Claims (other than running royalties on sales of Licensed Products in the Territory), due to Third Parties pursuant to an IP Claim or disposition, settlement or execution of a license with respect thereto, exceeding in the aggregate (taking into account all IP Claims) the sum of all amounts previously paid to Athenex under Article 4, other than running royalties on Net Sales under Section 4.5 (as they may be adjusted) and (ii) Athenex shall not be obligated under this Section 6.4 to bear any amount of running royalties on sales of Licensed Products in the Territory in any particular Calendar Quarter due to Third Parties pursuant to an IP Claim or disposition, settlement or execution of a license with respect thereto exceeding the running royalties on Net Sales during such Calendar Quarter due under Section 4.5 (as they may be adjusted). Almirall shall be responsible for any amounts for damages, or payment obligations (including running royalties), with respect to any IP Claim that exceed the foregoing limitations and shall reimburse Athenex for any amounts incurred in excess of such limitations within thirty (30) days of Almirall’s receipt of an invoice therefor. The Parties acknowledge and agree that the intent of this subsection (f) is to ensure that the maximum amounts for damages or other payments that Athenex would have to bear under this Section 6.4 are equal to the total amounts paid to Athenex under Article 4, and shall interpret the preceding portions hereof accordingly.

(g) Notwithstanding anything to the contrary, (i) Athenex shall not have obligations to Almirall or otherwise with respect to any claims of infringement or violation of Third Party intellectual property rights under this Section 6.4 with respect to (1) any API, other than a Compound proposed or made by Almirall, that is incorporated into any Licensed Product (or the use or manufacture of such API) or (2) any changes to any Licensed Product (or its use or manufacture) proposed or made by Almirall or any Affiliate thereof and (ii) if, as a consequence of an infringement of a Third Party intellectual property right, Almirall is not entitled to continue Developing and Commercializing the Licensed Product as provided in the Agreement, then Almirall shall be entitled to terminate the Agreement without prejudice to any other Almirall’s right under this Agreement.

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6.5 Patent Term Extensions. The Parties shall cooperate with each other in obtaining patent term extensions or restorations or supplemental protection certificates or their equivalents in any country in the Territory with respect to the Athenex Patent Rights where applicable and where reasonably requested by Almirall. Elections with respect to obtaining such extension or supplemental protection certificates shall be made in the same manner and with the same relative priorities between the Parties as is applicable to the prosecution and maintenance of Patent Rights pursuant to Section 6.2.

6.6 Patent Marking. Almirall shall mark, and shall require its Affiliates and its and their Sublicensees to mark, all Licensed Products sold or distributed pursuant to this Agreement in accordance with the applicable patent statutes or regulations in the country or countries of manufacture and/or sale thereof, and in a manner reasonably consistent with ensuring maximum enforceability of Patent Rights, and recovery of maximum available damages with respect to any infringement thereof, in such country. Upon Athenex’s reasonable request, Almirall shall provide Athenex with written notice of compliance with this paragraph.

6.7 Patent Challenge. In the event Almirall, any Affiliate thereof, or any Sublicensee of either of the foregoing challenges the validity, enforceability or scope of any of any Athenex Patent Right(s) or claims thereof by legal or administrative action or proceeding or otherwise, or, directly or indirectly, causes, enables, or assists any Third Party to undertake such a challenge (a “Patent Challenge”) Athenex shall be entitled to terminate this Agreement on written notice to Almirall, provided, however, that Athenex shall not have the right to terminate this Agreement pursuant to this Section 6.7 if such Patent has been brought by a Sublicensee and Almirall has used Commercially Reasonable Efforts to stop, fully withdraw or terminate such Patent Challenge.

6.8 Trademarks. Almirall, its Affiliates, and its and their Sublicensees may, in their sole discretion, select Trademarks for use in the Territory and, subject to Section 8.3(d), shall own all such Trademarks (such Trademarks, “Almirall Trademarks”). To the extent Almirall, its Affiliates, and Sublicensees pursue Trademarks Almirall, its Affiliates, and its and their Sublicensees shall, as between the Parties, have the sole responsibility for the filing, prosecution and maintenance of registrations of such Trademarks, at their sole expense. For this purposes, Almirall shall be responsible for proposing and choosing Trademark(s) for the Licensed Products in the Field in the Territory, and Almirall shall not submit any Trade Name(s) for approval which have not first been reviewed and commented on by Athenex and the Joint Steering Committee. Almirall shall conduct reasonably customary market research with physicians that indicates that all Trademark(s) is(are) not materially confusing or otherwise materially misleading and will obtain reasonably appropriate back-up documentation regarding the same. Both Parties shall use the Trademark(s) determined pursuant to the foregoing sentence in their Drug Approval Applications of Licensed Product in the Field in the Territory unless otherwise decided by Almirall. Subject to the effects of Section 8.4(d) upon termination of this Agreement, Almirall shall own all worldwide right, title, and interest in and to all Trademark(s) approved for such Licensed Product and intellectual property rights related thereto (including trade names and copyright), and Athenex shall, at Almirall’s expense, take any and all actions reasonably requested by Almirall in furtherance of the foregoing. All Trademarks (including tradenames) shall be part of Almirall Intellectual Property. Again, for certainty, any use of Almirall Trademarks by Athenex, its Affiliates, or their licensees and Sublicensees will be subject to Almirall prior written consent.

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ARTICLE 7

CONFIDENTIALITY AND PUBLICITY

7.1 Non-Disclosure and Non-Use Obligations. All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as, in either case, expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party during the Agreement Term and for a period of ten (10) years thereafter. The foregoing nondisclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

(a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by records;

(b) is or becomes properly in the public domain or knowledge without breach by either Party;

(c) is subsequently disclosed to a receiving Party without obligation of confidentiality by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d) is developed by the receiving Party independently, and without use or benefit, of Proprietary Information received from the disclosing Party, as documented by records.

7.2 Permitted Disclosure of Proprietary Information. Notwithstanding Section 7.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

(a) to governmental or other regulatory agencies in order to seek or obtain patents pursuant to this Agreement, or to gain approval to conduct Clinical Studies or to market a Licensed Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations and in accordance with the terms of this Agreement or as otherwise requested by the Regulatory Authorities;

(b) by Party to its Affiliates, and its and its Affiliates’ agents, consultants, licensees, Sublicensees, or contractors in connection with the Development, manufacture, or Commercialization of Licensed Products in the exercise of its rights or performance of its obligations hereunder, or to otherwise enable a Party to fulfill its obligations and responsibilities, or exercise its rights, under this Agreement, on the condition that such entities agree to be bound by reasonable confidentiality obligations consistent with this Agreement;

(c) if required to be disclosed by Law or court order; provided that (i) advance written notice is, to the extent reasonably practicable, promptly delivered to the non-disclosing Party, in order to provide an opportunity to challenge or limit the disclosure obligations, and (ii) the Party required to make such disclosure of the other Party’s Proprietary Information shall, as reasonably requested by the other Party at the other Party’s expense, cooperate with the other Party in seeking protective or confidential treatment of such information; or

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(d) to existing or potential acquirers, collaborators, licensees, licensors, Sublicensees, investment bankers, accountants, attorneys, investors, merger candidates, partners, venture capital firms, private equity firms, investment banks, or other financial institutions or investors for use of such information for business purposes relevant to this Agreement or for due diligence in connection with the financing, licensing or acquisition of such Party (or such Party’s acquisition of or by, or merger with, a Third Party), provided that (i) advance written consent is provided by the non-disclosing Party, (ii) each individual and entity to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations (or in the case of attorneys or accountants, an equivalent professional duty of confidentiality) materially as restrictive as those set forth in this Agreement and (iii) the Party making such disclosure shall be liable for such Third Parties’ compliance with such obligations.

7.3 Certain Disclosures. Except as set forth in this Agreement or as required by Law, neither Party shall make any press release or other public announcement or other public disclosure to a Third Party concerning the existence of or terms of this Agreement, the subject matter of this Agreement or the activities contemplated hereunder, without the prior written consent of the other Party, which consent shall include agreement upon the nature and text of such release, announcement, or other disclosure, and shall not be unreasonably withheld or delayed. Athenex and Almirall, respectively, shall be entitled to issue the joint press releases set forth in Schedule 7.3 after 17:30 CET // 11:30 EST of the Execution Date. Either Party may make a subsequent public disclosure of the contents of such press release in substantially similar form without further approval of the other Party; provided, however, that such subsequent disclosure is not inaccurate or misleading at the time of such subsequent disclosure. With regard additional future press release, each Party agrees to provide to the other Party a copy of any such press release or other public announcement or disclosure as soon as reasonably practicable under the circumstances prior to its scheduled release. Each Party shall have the right to expeditiously (but in any event within forty eight (48) hours) review and recommend changes to any such press release or other public announcement or disclosure; provided, however, that such right of review and recommendation shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed unless there have been material developments relating to any Licensed Product since the date of the previous disclosure; provided, further, that each Party shall, to the extent reasonably practicable, provide to the other Party reasonable advance notice of any such subsequent disclosure. Without limiting the generality of any of the foregoing, it is understood that the Parties or their Affiliates may make disclosure of this Agreement and the terms hereof in accordance with the rules and regulations of the SEC, other governmental authority, or securities exchange, may file this Agreement as an exhibit to any filing with the SEC, other governmental authority, or securities exchange, and may distribute any such filing in the ordinary course of its business; provided, further, that to the maximum extent allowable by the rules and regulations of the SEC, other governmental authority, or securities exchange, and except as required by applicable Laws, Athenex and Almirall shall use Commercially Reasonable Efforts to seek to redact any confidential information set forth in such filings, and each Party shall provide a draft of the redacted version of this Agreement to the other Party no less than five (5) Business Days (or, if such timing is not reasonable practicable, as soon as reasonably possible) prior to filing with the SEC, other governmental authority, or securities exchange, and give reasonable consideration to the other Party’s comments regarding any proposed redaction.

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7.4 Publications. Each Party may submit for written or oral publication or publish any manuscript, abstract or the like relating to any Compound or any Licensed Product without the prior approval or written request of the other Party, provided however, that such Party shall first deliver to the other Party, for its review, the proposed publication or an outline of the oral disclosure at least fifteen (15) days prior to planned submission or presentation for the receiving Party to make, if needed, reasonable comments thereof. The delivery Party shall take due consideration to the comments provided by the other Party. No publication will be permitted without the affected Party prior’s written consent of such publication may negatively affect the rights or obligations or the reasonable commercial interest of the other Party.

7.5 Publicity. Except as otherwise provided in this Agreement or required by law or regulation, no Party will originate any news release or other public announcement, written or oral, whether in the public press, stockholders’ reports or otherwise, relating to this Agreement or to any sublicense under this Agreement, or to the performance under this Agreement or under any sublicense under this Agreement, without the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed; provided that the foregoing shall not restrict disclosures required by Law or the rules of any applicable securities exchange, or made in connection with any filing of information or materials with a stock exchange or the SEC or any stockholders’ letter to private investors, which shall be governed by Section 7.3 above.

ARTICLE 8

TERM AND TERMINATION

8.1 Term and Expiration. This Agreement shall be binding on the Parties as of the Clearance Date, provided that Articles 1A and 10 (and the defined terms necessary therefor) shall be effective and binding on the Parties beginning on the Execution Date. Thereafter, unless terminated earlier pursuant to Section 8.2 below, this Agreement shall continue in full force and effect for the entire commercial life of the Licensed Product on a country by country basis (the “Agreement Term”). For clarity, “entire commercial life of the Licensed Products” shall be understood as the moment in which Almirall decides to stop continue commercializing the Licensed Products because at Almirall’s sole discretion, the Licensed Products do not have sufficient economic value in the market as to compensate Commercialization’s costs. At the expiry of the Royalty Term with respect to a Licensed Product in a country of the Territory the licenses granted to Almirall and Aqua hereunder shall become irrevocable, fully paid up and royalty free with respect to such Licensed Product in such country.

8.2 Early Termination of Agreement Term.

(a) Termination by Almirall.

(i) Almirall may terminate this Agreement, in its entirety or with respect to any particular country in the Territory, in its sole discretion upon not less than six (6) months prior written notice of termination provided any time after the Clearance Date.

(ii) This Agreement may terminate as set forth in Section 4.2(a).

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(iii) Almirall may terminate this Agreement, immediately upon written notice to Athenex, (z) if the Licensed Products may not be marketed in the Territory due to significant safety reasons; (y) in the event the Regulatory Approval for the Licensed Product is finally and irrevocably denied and rejected by the applicable Regulatory Authority in the Territory (x) in the event the Product Label is materially less favorable than the Product Label submitted to the Regulatory Authorities, in a manner that is expected to materially adversely affect the commercial value of the Product.

(b) Termination by either Party. Either Party may, without prejudice to any other remedies available to it under this Agreement or at law or in equity, terminate this Agreement prior to expiration of the Agreement Term in the event that the other Party (as used in this subsection, the “Breaching Party”) has materially breached or defaulted in the performance of any of its obligations hereunder (including a breach of the representations and warranties set forth in this Agreement and including a failure to meet the timelines set out in the Development Plan in a way that the commercial value of the Licensed Product as of the Execution Date has materially decreased and where materiality should be determined in the context of the entire Agreement), and has not cured such breach within sixty (60) days after written notice of such breach is provided to the Breaching Party, which notice shall specify the nature of the breach and demand its cure, provided, however, that if such breach is not capable of being cured within the stated period and the Breaching Party uses Commercially Reasonable Efforts to cure such breach during such period and presents a mutually agreeable remediation plan for such breach, this Agreement shall not terminate and the cure period shall be extended for such period provided in the mutually agreed upon remediation plan as long as the Breaching Party continues to use Commercially Reasonable Efforts to pursue the cure as provided in such remediation plan. In the event the Parties dispute in good faith the existence of a material breach or a Party’s diligence in attempting to cure a material breach, termination of this Agreement shall not be deemed to occur unless and until such dispute has been referred for resolution in accordance with Section 10.8 hereof, material breach of the Agreement or failure to make diligent efforts to cure such breach has been established by an arbitration thereunder and, if such breach can be cured by the payment of money or the taking of specific remedial actions, the Breaching Party does not pay the amount so determined to be due within ten (10) calendar days of receipt of the arbitration decision or otherwise diligently undertake and complete such remedial actions within the timeframe established by such arbitration decision. The right of either Party to terminate this Agreement as provided in this Section 8.2(b) shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous breach or default.

(c) Other Termination. All licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Almirall and Aqua, as applicable, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Athenex under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction which proceeding is not terminated or withdrawn within ninety (90) days after such commencement, Athenex shall within five (5) working days deliver to Almirall a complete set of the Manufacturing Know How.

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8.3 Effects of Certain Terminations by Almirall. If Almirall is entitled to terminate this Agreement pursuant to Section 8.2(b), Almirall may elect to either terminate this Agreement in its entirety (in which case Section 8.4 will entirely apply) or elect to continue this Agreement, subject to the following provisions which shall be effective upon Almirall’s notice of such election:

(a) To the extent Athenex’s failure to perform its obligations under this Agreement gives rise to a right of termination by Almirall and Athenex’s insolvency, as applicable, directly impacts Athenex’s ability to perform its obligations in accordance with the terms of this Agreement (in each case such affected activity the “Breaching Activity”), Athenex shall as soon as practicable upon becoming aware of such failure, inform Almirall that it will be unable to fulfill such obligation and the duration for which Athenex reasonably expects to continue to be unable to perform such Breaching Activity. If it is reasonably expected that Athenex will be unable to perform the Breaching Activity for a significant period of time, Almirall will be entitled to perform such Breaching Activity for the period that Athenex has notified Almirall it will be unable to so perform (or if Athenex has failed to provide such notice, for a period determined by Almirall in a Commercially Reasonable manner) plus such additional time period as Almirall reasonably requires to fulfill its commitments under contracts with Third Party subcontractors engaged to perform the relevant activities and to smoothly transition such activities back to Athenex (the “Step-in Period”). In such a case, Almirall will be entitled to receive from Athenex by means of reducing the Commercial Milestones under Section 4.3 and the Royalties under Section 4.5 or by any other reasonable reimbursement process established in good faith by the Parties the amount necessary to cover the entire costs incurred by Almirall in performing the Breaching Activity during the Step-in Period multiplied by one and one-half (i.e. one and one-half times Almirall costs). Almirall shall be granted with the necessary licenses under the Athenex Intellectual Property during the Step-in Period to perform the Breaching Activity.

(b) Athenex shall furnish Almirall during a reasonable period with reasonable cooperation to assure a smooth transition of the Breaching Activity then being conducted or performed by Athenex which Almirall determines to continue in accordance with this Section 8.3 and in compliance with applicable Laws and ethical guidelines applicable to the transfer or termination of any such activities;

(c) Athenex will not be entitled to exercise the Athenex Co-Promotion right governed in Article 3B;

(d) Except as expressly provided in this Section 8.3, this Agreement shall remain in full force and effect, and all payment obligations of the Parties shall continue to apply;

(e) Athenex shall inform Almirall within a reasonable period before expiration of the Step-in Period (a) if Athenex will continue to be unable to perform the Breaching Activity or (b) if, upon such expiration of the Step-in Period, Athenex will be able to resume performing such Breaching Activity. If Athenex will continue to be unable to perform the Breaching Activity

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after the Step-in Period, the Step-in Period will be extended for so long as is reasonably necessary for Athenex to be able to resume the Breaching Activity, plus such additional period as Almirall reasonably requires to fulfill its commitments under contracts with Third Party subcontractors engaged to perform the relevant activities and to smoothly transition such activities back to Athenex. If upon expiration of such Step-in Period, Athenex will be able to re-commence its obligations under the Agreement, Almirall shall furnish Athenex during a reasonable period with reasonable cooperation to assure a smooth transition of such activities and in compliance with applicable Laws and ethical guidelines applicable to the transfer or termination of any such activities. Once Athenex starts to perform such activities, the rights and obligations of the Parties under the Agreement will continue to be executed by the Parties as they were performed prior to the events giving rise to Almirall ’s rights under this Section 8.3.

(f) Should Almirall decides to terminate the Agreement due to a breach of the representations and warranties granted by Athenex under Section 5 with respect to the Licensed Product (which breach of such representation and warranty (i) is proven by Almirall to be the result of a misrepresentation or falsehood made by Athenex or Athenex’s withholding of material information known to Athenex after reasonable due enquiry and (ii) shall result in the impossibility for Almirall to Commercialize the Licensed Product in accordance with the Agreement) identified before the First Commercial Sale, Almirall shall be entitled to claim as damages and Athenex shall indemnify Almirall with damages equivalent to the aggregate of the amounts paid by Almirall to Athenex in accordance with Sections 4.1 and 4.2.

8.4 Effect Termination; Survival.

(a) Termination of this Agreement, in whole or in part, shall not relieve the Parties of any obligation accruing prior to such termination, including all accrued payment obligations arising under Article 4 hereof. In addition to any other provisions of this Agreement which reasonably by their terms continue after the termination of this Agreement, the provisions of Articles 1, 7, and 10 and Sections 2.3, 2.4(b), 3.3(g) (with respect to Section 2.3), 3.7, 4.6, 4.7, 4.8, 5.3, 8.1, 8.3, 8.4, 9.1, 9.2, 9.3, 9.4, 9.5, 9.6 (for the period specified), and 9.7 shall survive the termination of this Agreement and shall continue in effect after the date of such termination. Any early termination of this Agreement (in whole or in part) shall be without prejudice to the rights of any Party against the other accrued or accruing under this Agreement prior to such termination. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity, or otherwise.

(b) Payments of amounts owing to a Party under this Agreement as of its termination shall be due and payable either (i) to the extent such amounts can be calculated and a fixed sum determined at the time of termination of this Agreement, upon the earlier of (x) the due date for such payment established under this Agreement or (y) thirty (30) days after the date of such termination or (ii) to the extent such amounts cannot be calculated and a fixed sum determined at the time of termination of this Agreement, thirty (30) days after the date at which such amounts can be calculated and a fixed sum is mutually determined. Any payment owing to Athenex hereunder will be conditional upon and/or subject to Almirall’s available rights (i) in the event of material breach of this Agreement by Athenex, including offsetting damages; and/or (ii) in the case of any payment made under Section 4.2(a), to reimbursement (whether or not under the first demand bank guarantee for which Section 4.2(b) provides).

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(c) Either Party shall be entitled (i) to set-off any claims it may have under this Agreement and/or any of the Ancillary Agreements against any claims any other Party may have under this Agreement and/or any of the Ancillary Agreements and (ii) to refuse to perform any obligation it may have under this Agreement and/or any of the other Supply Agreements on the grounds that it has a right of retention under this Agreement.

(d) Subject to the payment of all amounts required hereunder, in the event of termination of this Agreement by Almirall under Section 8.2(a) and 8.2(b), Almirall and its Affiliates shall have the right to sell or otherwise dispose of the stock of any Licensed Product subject to this Agreement and to such termination on hand or in process of manufacture as of such termination. Within thirty (30) days after the effective date of termination of this Agreement, Almirall shall notify Athenex of the amount of each applicable Licensed Product Almirall and its Affiliates then have on hand or in the process of manufacture and shall have the right, for a period of twelve (12) months following such termination, to sell such inventory in the Territory (except with respect to any country in the Territory in which any Licensed Product has been withdrawn or there is no Regulatory Approval), until all of it is sold; provided, however, the terms and conditions of this Agreement (including payments due under Article 4) shall apply with respect to the sale of such Licensed Product. Almirall shall notify Athenex of any remaining quantities of such Licensed Product not sold at the end of such twelve (12) month period and, at Athenex’s written given election, such remaining Licensed Product shall be (i) destroyed by Almirall at Almirall’s cost, (ii) sold to Athenex at Almirall’s reasonable, documented, direct cost of procuring such Licensed Product (which cost shall be provided to Athenex prior to it being required to make such election), or (iii) sold by Almirall and its Affiliates to customers in the Territory following such twelve (12) months period.

(e) Upon termination of this Agreement by Almirall under Section 8.2(a) or by Athenex and Almirall under Section 8.2(b) (and, with respect to any termination of this Agreement by Almirall with respect to any particular country, only with respect to such country), a copy of all Data, Know-How, Patent Rights, Almirall Trademarks, and other information in Almirall’s and its Affiliates’ possession or Control concerning Licensed Products, Licensed Product inventory and work-in-process, Product-Related Materials, regulatory filings, submissions, approvals, and marketing, pricing, and/or reimbursement authorizations or approvals (including Pricing Approvals) with respect to, in the case of all of the foregoing, Licensed Products must be transferred to Athenex within sixty (60) days of termination, and, if, as, and to the extent subsequently requested in writing by Athenex and not necessary to enable Almirall to exercise its rights under Section 8.4(d), Almirall (and, as applicable, Almirall shall procure that its Affiliates and its and their Sublicensees) (i) shall transfer and assign, and hereby assigns, to Athenex or its designee (or have reissued in the name of Athenex or its designee, if applicable) all right, title, and interest in all regulatory filings, submissions, or applications, INDs, Drug Approval Applications, Regulatory Approvals, Pricing Approvals, and Product-Related Materials possessed, owned, controlled, filed, or submitted by or on behalf of Almirall, any Affiliate thereof, or any of its or their Sublicensees that relate to any Licensed Products, free and clear of all liens, claims, and encumbrances (other than Almirall’s right, title or interest in or to any Almirall Know-How, Almirall Patent Rights, Almirall Trademarks or any other Almirall

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Intellectual Property rights embodied in any of the foregoing), (ii) Almirall shall grant, and hereby grants, to Athenex an exclusive, worldwide, perpetual, fully sub-licensable (through multiple tiers), transferable license under all Almirall Know-How and Almirall Patent Rights, and a perpetual, irrevocable, transferable, exclusive, world-wide license, with rights of sublicense (through multiple tiers), under the Almirall Trademarks, to develop, make, have made, use, sell, offer for sale, import, and export, market and promote Compounds, Licensed Products (including but not limited to all Licensed Products Commercialized or under Development by Almirall or any of its Affiliates or its or their Sublicensees as of the effective date of termination), or any other products incorporating any Compound; (iii) shall, subject to Section 8.3(c), sell and deliver the inventory of Licensed Products and work-in-process to Athenex, and Athenex shall, within thirty (30) days of such delivery, pay Almirall the corresponding Supply Price paid by Almirall to Athenex for such inventory or with regard to the work-in-process agreed the price agreed upon by the Parties that shall not exceed such Almirall’s reasonable, documented, direct cost of procuring such work-in-process delivered to Athenex, and (iv) shall provide Athenex all information requested thereby concerning any manufacturing, supplier, distributor, research, development, clinical study, or other contracts concerning the Development, manufacture, or Commercialization of Licensed Products in the Field in the Territory entered into by Almirall or its Affiliates with Third Parties (“Product-Related Contracts”) (to the extent permitted in accordance with the terms of the Product-Related Contracts) and, if and as subsequently requested by Athenex, (X) assign such Product-Related Contracts to Athenex (to the extent assignable in accordance with their terms or consent to such assignment is obtained by Almirall pursuant to the following clause (Y)), (Y) use Commercially Reasonable Efforts to obtain Third Parties’ consent to such assignment to the extent not permitted by the terms of such agreements, in order to enable such assignment as contemplated by clause (X). The licenses granted under clause (ii) above shall, in the case of any termination by Athenex under Section 8.2(b), be fully-paid and royalty-free; Athenex shall, in the case of all other terminations, pay Almirall a reasonable royalty with respect to the exercise of such rights in a manner and in an amount to be negotiated in good faith and mutually agreed upon by the Parties taking into account the value of the intellectual property subject to such license, provided that, if the Parties are unable to agree on the manner and amount of such payments within one hundred eighty (180) days of such termination, the Parties agree to engage an independent certified public accounting firm of recognized standing (i.e. one of the so-named Big Four accounting firms provided that it is not the then auditing firm of any of the Parties), for resolution and any determination reached thereunder shall be binding on the Parties. Almirall shall take (and cause its Affiliates and its and their Sublicensees to take) such other actions and execute such other documents as may be necessary to effect the transfers, licenses, and assignments contemplated hereunder. The Parties agree that, in the event of any termination of this Agreement by Almirall under Section 8.2(a) with respect to one or more country(ies) in the Territory (and not in its entirety), the provisions of this Section 8.4(e) shall apply only with respect to the country(ies) that are the subject of such termination.

(f) The extent permitted by applicable Law, in the event of the commencement of a bankruptcy proceeding by or against Athenex or Almirall under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, which proceeding is not terminated or withdrawn within ninety (90) days after such commencement, the Party in bankruptcy situation shall be entitled (unless the other Party elects to continue to perform all of its obligations under this Agreement) to a complete duplicate of (or complete access to, as

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appropriate) the other Party’s Intellectual Property and all embodiments thereof necessary to exercise its license rights granted hereunder, which, if not already in this Party’s possession, shall be promptly delivered to it (i) after ninety (90) days following any such commencement of a bankruptcy proceeding, upon Athenex’s or Almirall’s written request therefor (unless Almirall or Athenex, as the case may be, elects to continue to perform all of its obligations under this Agreement), or (ii) if not delivered under subsection (i) above, following the rejection of this Agreement by or on behalf of Athenex or Almirall, upon written request therefor by the other Party.

ARTICLE 9

INDEMNIFICATION AND INSURANCE

9.1 Indemnity. For purposes of this Article 9, “Athenex Indemnified Parties” refers to Athenex, its Affiliates, and the officers, directors, employees, shareholders, agents and successors and assigns of Athenex and its Affiliates, and “Almirall Indemnified Parties” refers to Almirall, its Affiliates, and officers, directors, employees, shareholders, agents and successors and assigns of Almirall and its Affiliates.

9.2 Almirall Indemnification. Almirall shall indemnify, defend, and hold harmless the Athenex Indemnified Parties from and against all suits, claims, actions, demands, complaints, lawsuits or other proceedings that are brought by a Third Party (collectively, “Claims”), and all Losses associated therewith, that arise out of or are attributable to (i) any Almirall Indemnified Party’s, or any of Almirall’s or its Affiliate’s or Sublicensees’ negligence, recklessness, willful misconduct, or failure to comply with any Law in exercising or performing any of its rights or obligations under this Agreement; (ii) a material breach of any of Almirall’s obligations, representations, warranties or covenants under this Agreement; (iii) Almirall’s manufacture, Development, and Commercialization of any Licensed Product(s) in the Territory by or on behalf of Almirall’s, its Affiliate’s or their Sublicensees, but only so far as the circumstances have not arisen by any breach by Athenex of the Supply Agreement; or (iv) subject to any applicable provision of Section 6.4, patent infringement or misappropriation of trade secrets claimed by a Third Party with respect to the manufacture, Development or Commercialization of Licensed Product by any Almirall or its Affiliate’s or their Sublicensees; provided, however, that Almirall shall not be obligated under this Section 9.2 to the extent any Claim or Loss otherwise subject to this Section 9.2 arose out of (1) any negligence, recklessness, willful misconduct, or failure to comply with Law in exercising or performing any rights or obligations under this Agreement by Athenex, its Affiliates, their Sublicensees or subcontractors, (2) a material breach of any of Athenex’s obligations, representations, warranties or covenants under this Agreement or the Supply Agreement.

9.3 Athenex Indemnification. Athenex shall indemnify, defend, and hold harmless the Almirall Indemnified Parties from and against all Claims and Losses associated therewith that arise out of or are attributable to (i) any Athenex Indemnified Party’s or any of Athenex’s or its Affiliate’s or sublicensees’ or subcontractors’ negligence, recklessness, willful misconduct, or failure to comply with Law in exercising or performing any of its rights or obligations under this Agreement, (ii) a material breach of any of Athenex’s obligations, representations, warranties or covenants under this Agreement, (iii) any breach of any of Athenex’s obligation under the Supply Agreement, (iv) Athenex’s manufacture, use, Development, Commercialization, import,

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or export of any Licensed Product(s) inside or outside of the Territory, as the case may be, by or on behalf of Athenex or its Affiliate’s or their sublicensees or subcontractors (other than the manufacture of Licensed Product or Compound under the Supply Agreement to the extent such claim is related to any API other than the Compound (or the use or manufacture of such API) or any changes to any Licensed Product (or its use or manufacture) proposed or made by Almirall or any Affiliate thereof), (v) subject to any applicable provision of Section 6.4, intellectual property infringement or misappropriation of intellectual property claimed by a Third Party with respect to manufacture, use, Development, Commercialization, import, or export of any Licensed Product(s) outside or inside of the Territory, as the case may be, by or on behalf of Athenex or its Affiliate’s or their sublicensees or subcontractors (other than the manufacture of Licensed Product or Compound under the Supply Agreement to the extent such claim is related to any API other than the Compound (or the use or manufacture of such API) or any changes to any Licensed Product (or its use or manufacture) proposed or made by Almirall or any Affiliate thereof); provided, however, that Athenex shall not be obligated under this Section 9.3 to the extent any Claim or Loss otherwise subject to this Section 9.3 arose out of (1) any negligence, recklessness, willful misconduct, or failure to comply with any Law in exercising or performing any of its rights or obligations under this Agreement by Almirall, its Affiliates or their Sublicensees or (2) a material breach of any of Almirall’s obligations, representations, warranties or covenants under this Agreement.

9.4 Indemnification Procedure.

(a) Each Party shall promptly notify the other Party in writing of any Claim subject to indemnification under Section 9.2 or 9.3. Concurrent with the provision of notice pursuant to this Section 9.4(a), the party seeking indemnification (the “Indemnified Party”) shall provide to the other Party copies of any complaint, summons, subpoena or other court filings or correspondence related to such Claim and will give such other information with respect thereto as the other Party (the “Indemnifying Party”) shall reasonably request. The Indemnifying Party and Indemnified Party shall promptly meet to discuss how to respond to such Claim. Failure to provide prompt notice shall not relieve any Party of the duty to defend, indemnify, or hold harmless unless and to the extent such failure materially prejudices the defense or settlement of any matter. Each Party agrees that it will use Commercially Reasonable Efforts to minimize the burdens of the litigation on witnesses and on the ongoing business of the Indemnified Parties, including making reasonable accommodations to witnesses’ schedules when possible and seeking appropriate protective orders limiting the duration and/or location of depositions.

(b) Should an allegedly Indemnifying Party with respect to a Claim or Loss dispute that any Claim, Loss, or portion of a Claim or Loss (“Disputed Claim”) of which it receives notice pursuant to Section 9.4(a), is an indemnified Claim or Loss, it shall so notify the other Party providing written notice in sufficient time to permit such other Party to retain counsel and timely appear, answer and/or move in any such action. In such event, such other Party shall be entitled to defend against such Claim or Loss; provided, however, that such other Party shall not settle any Claim or Loss which it contends is an indemnified Claim or Loss without providing the Indemnifying Party, to the extent reasonably practicable, ten (10) Business Days’ notice prior to any such settlement and a reasonable opportunity to assume the defense and indemnification of such Claim or Loss pursuant to this Agreement. If it is determined that a Disputed Claim is subject to indemnification under this Agreement, the Indemnifying Party will reimburse the costs and expenses, including reasonable attorneys’ fees, of the Indemnified Party and any Losses suffered by the Indemnified Party with respect thereto.

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9.5 Settlement of Indemnified Claims. The Indemnifying Party under Sections 9.2 or 9.3, as applicable, shall have the sole authority to settle any Indemnified Claim without the consent of the other Party; provided, however, that, notwithstanding the foregoing, an Indemnifying Party shall not, without the written consent of the other Party, as part of any settlement or compromise of any Claim or Loss subject to Section 9.2 or 9.3, respectively, (i) admit to fault, wrongdoing, or nonindemnified liability on the part of any Athenex Indemnified Party or Almirall Indemnified Party, respectively; (ii) agree to an injunction against any Athenex Indemnified Party or Almirall Indemnified Party, respectively; or (iii) settle any matter in a manner that adversely affects any of the Athenex Intellectual Property or materially and adversely affects either Party’s ability to Develop, manufacture, , use, or Commercialize Compound or Licensed Products, without the prior written consent of the Indemnified Party. The Parties further agree that as part of the settlement of any Indemnified Claim, an Indemnifying Party shall obtain a full, complete and unconditional release from the claimant on behalf of the Indemnified Parties with respect to the applicable Claim or Loss to the extent it is subject to indemnification hereunder.

9.6 Insurance.

(a) Each Party shall maintain, commencing as of the Clearance Date, and maintained during the Term and during the ten (10) years following the expiration or early termination of the Agreement, commercial general liability insurance (including coverage for product liability, contractual liability, bodily injury, property damage and personal injury), in form and substance reasonably satisfactory to the other Party and in accordance with levels of coverage and other terms as are reasonable and customary for a pharmaceutical company manufacturing and selling a comparable product, but in any event not less than reasonable U.S. pharmaceutical industry standards, with, no later than the initial commercial sale of Licensed Product hereunder, minimum limits of $10,000,000 per occurrence and $10,000,000 in the aggregate (the “Insurance”). If such Insurance is written on a claims-made form, it shall continue for five (5) years after it has ceased all commercial sale, distribution or use of any Product. The Insurance may have retroactive date to or coinciding with the Clearance Date.

(b) Such Insurance shall insure against all liability arising out of the manufacture, use, sale, distribution, or marketing of all Licensed Products. The Insurance shall be primary and non-contributory to any insurance maintained by the other Party. During the Agreement Term, neither Party shall permit such Insurance to be reduced, expired, materially amended or canceled during the period of the Insurance and/or the Agreement without reasonable prior written notice that shall be sent by registered mail to the other Party. Upon request each Party shall provide certificates of insurance to the other Party evidencing the coverage specified herein.

(c) Except as expressly stated herein, a Party’s liability to the other is in no way limited to the extent of the Party’s insurance coverage.

(d) The Insurance shall be valid in any location worldwide regarding the activities performed by each Party hereunder (including worldwide jurisdictions) for any destination or lawsuit which will be served against the other Party.

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(e) Athenex and its Affiliates shall be named as additional insureds under the Insurance.

9.7 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT. THE FOREGOING SENTENCE SHALL NOT (I) LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER THIS ARTICLE 9 OR (II) APPLY TO CLAIMS OF PATENT INFRINGEMENT OR BREACHES OF ARTICLE 7.

ARTICLE 10

MISCELLANEOUS

10.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from events beyond the reasonable control of a Party, which may include, but shall not be limited to, fire, flood, earthquake, explosion, storm, blockage, embargo, war, acts of war (whether war be declared or not), terrorism, insurrection, riot, civil commotion, strike, lockout or other labor disturbance, failure of public utilities or common carriers, act of God, or act, omission, or delay in acting by any governmental authority or the other Party, provided that this Section 10.1 shall not apply to any payment obligation under this Agreement. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable.

10.2 Assignment. The Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by a Party without the prior written consent of the other Parties, provided however, that Athenex, on the one hand, or Aqua and Almirall on the other hand, may assign this Agreement without such consent (i) to an Affiliate of the assigning Party(ies) (provided that the assigning Party(ies) shall continue to remain principal obligor for any and all obligations and liabilities assigned to such Affiliate under the terms of this Agreement) or (ii) in connection with the transfer or sale of all or substantially all of its business or assets (or that portion thereof related to the subject matter hereof) or in the event of a merger, or consolidation if(a) in the case of an assignment under clause (i) or (ii) above, the assignee of the Agreement is not located in a Tax Haven or in a country that is reasonably likely to have a net material and adverse effect on the tax applicable to any payment under the Agreement or under the Supply Agreement and owed by a non-assigning Party, as determined immediately prior to such assignment, in which case the affected other Party’s(ies’) prior written consent(s) is(are) needed for such assignment, but which consent will not be unreasonably withheld, conditioned or delayed and (b) in the case of an assignment pursuant to clause (ii) above, the assigning Party ensures that the successor entity agrees, and the successor entity agrees, to assume the assigning Party’s ongoing responsibilities and obligations under this Agreement,

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provided that, in the case of an assignment pursuant to clause (ii) above, if the successor entity is not a Qualified Assignee, such successor entity must reasonably be able to assume and fulfill the assigning Party’s ongoing obligations and responsibilities under the Agreement, as reasonably determined by the other Party in good faith, such determination not to be unreasonably withheld. Any assignment permitted under this Agreement shall not relieve the transferring Party of its responsibilities for performance of its obligations under this Agreement as a primary obligor. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties. Any assignment not in accordance with this Agreement shall be void. Notwithstanding anything to the contrary, Aqua and Almirall shall not be entitled to separately assign their interests under this Agreement under any circumstance without Athenex’s prior written consent. For purposes of this Section 10.2, “Tax Haven” means a jurisdiction listed in Schedule 10.2.

10.3 Severability. In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. In such event, the Parties covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

10.4 Notices.

(a) Correspondence, reports, documentation, and any other communication in writing between the Parties in the course of ordinary implementation of this Agreement (but not including any notice required by this Agreement) shall be in writing and delivered by hand, sent by e-mail, or by overnight express mail (e.g., FedEx) to any one (1) representative designated by the Party which is to receive such written communication.

(b) Extraordinary notices and communications (including but not limited to notices of termination, force majeure, material breach, change of address, or any other notices required by this Agreement) shall be in writing and shall be deemed to have been given when delivered in person, or sent by overnight courier service (e.g., FedEx), postage prepaid, or by email confirmed by prepaid registered or certified air mail letter, return receipt requested, to the following addresses of the Parties (or to such other address or addresses as may be specified from time to time in a written notice), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties:

if to Almirall to:

Almirall, S.A.

Ronda del General Mitre 151

Barcelona 08022

Spain

Attn: VP Corporate Development and VP Corporate Legal

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If to Aqua for the US to:

Aqua Pharmaceuticals LLC

707 Eagleview Blvd, Suite 200,

Exton PA 19341

USA

Attn: Chief Executive Officer

with a copy to Almirall, at the address and attention of the persons identified above.

if to Athenex to:

Athenex, Inc.

1001 Main Street, Suite 600

Buffalo, New York

USA

Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

USA

Attn: Donald R. Reynolds, Esq.

FAX: 919-781-4865

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by email facsimile on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered, and on the third Business Day following the date of mailing if sent by registered or certified air mail.

10.5 Specific Performance. Each of the Parties acknowledges and agrees that the other Party may be damaged irreparably in the event any of the provisions of this Agreement are not performed in all material respects or otherwise are breached. Accordingly, either Party may apply to the arbitrators referred to in Section 10.8 below for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.

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10.6 Further Assurances. Each of the Parties shall take such further actions as shall be necessary or desirable in order to effectuate the respective rights and obligations hereunder.

10.7 Applicable Law, Venue. This Agreement shall be governed by the laws of the Laws of England and Wales , without regards to its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply in any action, suit or proceeding arising out of or relating to this Agreement or the Supply Agreement.

10.8 Dispute Resolution. In the event that a dispute arises between the Parties in the course of this Agreement, other than with respect to a decision that is the subject of the Joint Steering Committee’s decision-making authority and for which Section 3.6(c) does not specifically refer the final determination of such decision to this Section 10.8, the dispute will be referred to the attention of the Chief Executive Officer of Athenex and the Chief Executive Officer of Almirall (the “Executive Officers”). The Executive Officers will meet as soon as reasonably possible thereafter and in good faith attempt to resolve such dispute. If, within thirty (30) calendar days after referral of such dispute to the Executive Officers by either Party, the Executive Officers are unable to resolve such dispute, with the exception of disputes relating to the validity, enforceability and infringement of Intellectual Property (which disputes must be tried before a court of competent jurisdiction), either Party will have the right to have the dispute resolved by binding arbitration, initiated by either Party on fifteen (15) Business Days notice to the other Party following the expiration of the thirty (30) calendar day period referenced above (the “Initiation Notice”), under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) then pertaining, except where those rules conflict with this provision, in which case this provision controls, applying the laws of England and Wales, without regard to its conflicts of law provisions, before three (3) independent, neutral arbitrators experienced in the pharmaceutical industry and licensing transactions in such industry. Athenex and Almirall shall each be entitled to select one (1) such arbitrator, with the two (2) such arbitrators so selected selecting the third (3rd) such arbitrator. In the event either Party fails to select its arbitrator in accordance with the forgoing within fifteen (15) Business Days of the Initiation Notice, the arbitrator selected by the other Party within such fifteen (15) Business Day period shall be entitled to select such arbitrator, and, to the extent all three such arbitrators are not selected within 30 calendar days of the Initiation Notice, such arbitrators shall be appointed by the International Court of Arbitration of the ICC. Prior to the commencement of hearings, each of the arbitrators appointed must provide an oath of undertaking of impartiality. The decision of the arbitrators will be final and binding on the Parties, and judgment upon the award or determination rendered by the arbitrators may be entered and enforced in any court of competent jurisdiction. The arbitration shall be conducted in English, and the place of arbitration shall be Geneva, Switzerland. Each Party shall bear its own expenses and an equal share of the reasonable, documented expenses of the arbitration panel and any fees required by ICC to submit such matter to arbitration, unless the panel determines that any such fees or expenses are to be paid by the non-prevailing Party, and the Parties hereby agree that the panel shall be entitled and empowered to make such a determination. Notwithstanding anything to the contrary in this Agreement, either Party will have the right to seek injunctive or equitable relief, and in the case of disputes relating to the validity, enforceability and infringement of Intellectual Property, may also seek any other available remedy, in any court of competent jurisdiction as may be available to such Party under the laws and rules applicable in such jurisdiction with respect to any matters arising out of this Agreement. Except to the extent necessary to confirm an award or as may be required by Law,

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neither a Party nor an arbitrator may disclose the existence, content, or results of arbitration without the prior written consent of both Parties. The Parties agree that, in the event of a good faith dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

10.9 Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire understanding of the Parties with respect to the subject matter. All express or implied agreements and understandings, either oral or written, heretofore made, including any offering letters, letters of intent, or term sheets, are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

10.10 Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party.

10.11 Waiver. The waiver by a Party hereto of any right hereunder or the failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

10.12 Headings; References. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof. Any reference in this Agreement to an Article, Exhibit, Schedule or Section shall, unless otherwise specifically provided, be to an Article, Exhibit, Schedule or Section of this Agreement. The words “including”, “includes” and “such as” are used in their non-limiting sense and have the same meaning as “including without limitation” and “including but not limited to.” “Hereunder” and “hereto” means under or pursuant to any provision of this Agreement.

10.13 Interpretation. Both Parties have had the opportunity to have this Agreement reviewed by an attorney; therefore, neither this Agreement nor any provision hereof shall be construed against the drafter of this Agreement.

10.14 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to the Agreement transmitted by email in “portable document format” (“pdf”) shall have the same effect as physical delivery of the paper document bearing an original signature. Notwithstanding the foregoing, at the request of any of the Parties, other Party shall send a complete draft of the agreement with handwritten signature.

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10.15 No Third Party Beneficiaries. Except as specifically set forth herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

10.16 Ancillary Agreement and Schedules. The following schedules and Ancillary Agreements included in them (once executed, in the case of Ancillary Agreements not yet negotiated as of the Execution Date), form an integral part of this Agreement:

•	Schedule 1.17: Athenex Patent Rights.

•	Schedule 1.33: Compound.

•	Schedule 3.3(b)(i): Development Plan.

•	Schedule 3.5(c): Safety Agreement.

•	Schedule 3.5(d):Quality Agreement.

•	Schedule 3.5(f): Limitations to access to Facilities.

•	Schedule 3A: Head of Terms.

•	Schedule 5.2(t): Lists of studies’ results disclosed in the Data Site.

•	Schedule 7.3: Press Release.

In the event of any contradiction between the Sections of this Agreement and the above Schedules and Ancillary Agreements, the Section of the Agreement shall prevail.

[Signature page to follow.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ATHENEX, INC.

By:	/s/ Johnson YN Lau
Name: Johnson YN Lau
Title: Chief Executive Officer

ALMIRALL, S.A.

By:	/s/ Peter Guenter
Name: Peter Guenter
Title: Chief Executive Officer

AQUA PHARMACEUTICALS LLC

By:	/s/ Peter Guenter
Name: Peter Guenter
Title: Authorized Signatory

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Schedule 1.17

To the License Agreement, date              December 2017, by and between ATHENEX INC. and ALMIRALL, S.A and AQUA PHARMACEUTICALS LLC.

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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Schedule 1.33

To the License Agreement, date              December 2017, by and between ATHENEX INC. and ALMIRALL, S.A and AQUA PHARMACEUTICALS LLC.

Compound

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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Schedule 3.3.(b)(i)

To the License Agreement, date              December 2017, by and between ATHENEX INC. and ALMIRALL, S.A and AQUA PHARMACEUTICALS LLC.

Development Plan

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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Schedule 3.5.(c)

To the License Agreement, date              December 2017, by and between ATHENEX INC. and ALMIRALL, S.A and AQUA PHARMACEUTICALS LLC.

Safety Agreement

[to be attached within 90 days after Execution Date]

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Schedule 3.5.(d)

To the License Agreement, date              December 2017, by and between ATHENEX INC. and ALMIRALL, S.A and AQUA PHARMACEUTICALS LLC.

Quality Agreement

[to be attached within 90 days after Execution Date]

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Schedule 3.5.(f)

To the License Agreement, date              December 2017, by and between ATHENEX INC. and ALMIRALL, S.A and AQUA PHARMACEUTICALS LLC.

Limitations to access to Facilities

None.

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Schedule 3A

To the License Agreement, date              December 2017, by and between ATHENEX INC. and ALMIRALL, S.A and AQUA PHARMACEUTICALS LLC.

Supply Agreement and Head of Terms

Definitive agreement be inserted once negotiated and executed by the Parties.    The head of terms referenced in Article 3A are as follows:

1.	Manufacturing and supply.

1.1.	ATHENEX shall, on an exclusive basis (subject to ALMIRALL’s right to manufacture finished product from Compound supplied by ATHENEX, as set forth below), be responsible for the manufacture and supply of the Licensed Product to ALMIRALL during the full commercial life of the Licensed Product. ALMIRALL will be entitled to be supplied from a Third Party to the extent, and provided that, it is legally possible after expiry of the corresponding ATHENEX patents covering the Licensed Product.

1.2.	ATHENEX shall supply the Licensed Product to ALMIRALL, at least, not later than three (3) months before the expected date to obtain the corresponding regulatory approvals in the Territory (such date as detailed in the timelines agreed in the Development Plan).

1.3.	ATHENEX shall supply the Licensed Product to ALMIRALL in its finished, packaged and labelled form ready for commercialization and use by final users, at the supply price detailed in Section 6 (“Supply Price”).

1.4.	ALMIRALL will be entitled to validate one of its manufacturing facilities as alternative Licensed Product manufacturer of finished product, whether directly or indirectly through an Affiliate or a Third Party. ATHENEX will provide all necessary documentation and required Know-How and assistance during the Technology Transfer Process (as it will be agreed) to enable ALMIRALL to manufacture and package the Licensed Product at its or a 3rd Party manufacturing site.

1.5.	ATHENEX shall have defined and implemented a business continuity plan agreed with ALMIRALL, aimed to assure continuous supply of the Licensed Product, including but not limited to maintaining, at cost to be equally shared between the Parties, stock of Licensed Product requirements for 12 months.

1.6.

In case of shortage of Licensed Product due to any reason, ATHENEX shall implement a disaster recovery plan to solve the shortage in the shortest possible time, which disaster recovery plan will include provisions for ATHENEX to allocate to ALMIRALL, at least, a quantity of Licensed Product proportional to all purchase forecasted demand less inventory demand at such date, but not less than a quantity of

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the available Licensed Product proportional to all units of Licensed Products sold by ALMIRALL in the immediate prior twelve (12) month period as compared to the aggregate sales outside the Territory and the Territory of the Licensed Product during the same period. In the event of such shortage, ATHENEX shall, or shall cause the manufacturer of the Licensed Product to implement, all necessary measures to eliminate, cure or overcome such shortage.

1.7.	ATHENEX shall not be entitled to make changes in the manufacturing process or the primary or secondary packaging of the Licensed Product or in the Licensed Product Specifications (to be agreed) in the Territory without ALMIRALL’s prior written consent.

1.8.	ALMIRALL shall have the right to inspect and audit (directly or through one technical consulting firm) the manufacturing and testing sites, premises and documentation of ATHENEX or of any Third Party manufacturing the Licensed Product or any of its components on behalf of ATHENEX, provided that ALMIRALL gives written notice to ATHENEX, at least, one (1) month prior to the inspection. ATHENEX shall permit and shall cause the Third Party manufacturing the Licensed Product or any of its components, such inspection, at reasonable and mutually acceptable times.

1.9.	ATHENEX will be responsible for monitoring stability according to applicable regulations and to provide PQR and APR according to the Territory requirements.

1.10.	ATHENEX will perform the analytical transfer to a European manufacturing site designated by ALMIRALL to ensure the local analysis and QP release. Cost of such analytical transfer shall be borne by ATHENEX with respect to the sending unit, and by ALMIRALL with respect to the receiving unit.

2.	Delivery.

2.1.	Delivery of Licensed Product shall be made by ATHENEX to ALMIRALL FCA (Incoterms 2010 or subsequent editions) ATHENEX’s shipping point in the US.

2.2.	ATHENEX shall provide ALMIRALL with certificate of analysis and compliance for each batch of Licensed Product delivered and a packing list. The certificate of analysis and compliance will document that the delivered Licensed Product conforms with the Licensed Product Specifications, the Territory authorizations, GMP and to the quality requirements set out in the Quality Agreement.

2.3.	Title and risk of the sold Licensed Product shall pass from ATHENEX to ALMIRALL, free and clear of any security interest, lien or other encumbrance.

2.4.	Provided that the Licensed Product will have 24 months of approved stability data, each batch of Licensed Product shall have at least seventy five per cent (75%) of the Shelf Life approved in the regulatory dossier unexpired. If at launch, the Licensed Product will have approved stability data between 18 and 24 months, each batch of Licensed Product shall have at least eighty five per cent (85%) of the Shelf Life approved in the regulatory dossier unexpired.

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2.5.	ALMIRALL agrees to provide to ATHENEX before the end of each month a rolling forecast for the period M+3 and a good estimation of units needed for the month M+4, M+5 and M+6.

2.6.	Tolerance at delivery: +/- 10% of the ordered quantity and +/- 5 business days from the specified delivery date.

3.	Rejection of delivered Licensed Product.

3.1.	ALMIRALL may, at its own criteria and expense, have additional technical analysis conducted on the Licensed Product in accordance with the testing methods agreed upon by the Parties.

3.2.	ATHENEX shall reconcile any shortage of Licensed Product and replace any Defective Licensed Product within reasonable period calendar days after receiving a notice of rejection from ALMIRALL.

3.3.	Proper wording governing Licensed Product rejection due to visual or hidden defects should be included.

4.	Licensed Product Warranties: The Supply Agreement shall contain a proper Reps & Warranties & Covenants clause assuring that the delivery Licensed Product (per SKU) shall: (a) conform to the agreed Licensed Product Specifications, the Quality Agreement, with the information included in the Regulatory Dossiers approved, and with the GMP and the GDP; (b) be manufactured, packaged, handled and stored in accordance with the Regulatory Dossiers and all Applicable Laws; (c) have at least the remaining Shelf Life detailed in paragraph 2.4; (d) be manufactured in manufacturing premises duly authorised by Regulatory Authorities to manufacture the Licensed Product for its commercialization within the Territory as reflected in Regulatory Approvals; and (e) be tested in accordance with the testing procedures described in the Regulatory Dossiers and the Licensed Product Specifications and shall be delivered jointly with the corresponding Certificate of Analysis and GMP Compliance Certification as described in the Quality Agreement.

5.	Recalls. Cost of recalls of Licensed Product shall be borne by the Party who is responsible for causing the recall. Without limiting the foregoing, in the event that the recall is due to the Licensed Product not compliant with the agreed warranties and/or Specifications, recall costs shall be assumed by ATHENEX.

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6.	Supply Price. ATHENEX’s total consideration for the supply of the Licensed Product to ALMIRALL shall be an amount per unit of Licensed Product (calculated on a SKU basis) equivalent to the corresponding COGS as defined below, plus the COGS Margin agreed below (the “Supply Price”). For the purpose of calculation of the Supply Price, the following definitions shall apply:

•	COGS or “Cost of Goods” means the auditable cost of goods calculated in accordance with the following method:

(a)	The costs to manufacture and deliver the Licensed Product and related inputs and services (including Licensed Product quality assurance/control and other services such as release testing, stability testing and all indirect and overhead amounts allocable to such manufacturing, delivery, and related inputs and services) with respect to the applicable Licensed Product manufactured directly by ATHENEX it being understood and agreed that the costs will equal the costs of manufacturing the Licensed Product other direct, and other identifiable costs related to the manufacturing and supply of the Licensed Product, and waste losses including two concepts individually identifiable, (i) waste occurred during manufacturing process and (ii) non-conforming Licensed Products, both types or waste will be assessed based on historical performance and consistent with industry practice. Maximum wastes and rejected product (non-marketable products) shall not represent an accumulated amount higher than a cap that will be determined in good faith between the Parties based upon the actual level of wastes and rejected products reached.

(b)	Costs shall be calculated in accordance with US GAAP or IFRS and allocations shall be commercially justifiable consistent with fair industry practices.

(c)	Notwithstanding anything to the contrary, will exclude all costs which cannot be linked or reasonably allocated to manufacturing-related activity for the Licensed Product.

(d)	COGS will not increase more than PPI in the US on a yearly basis.

•	COGS Margin means [*]% calculated on the COGS.

7.	Cap. In no event, Supply Price per SKU will be higher than the following cap:

Current Licensed Product: $[*]

Line Extension Licensed Product: To be defined

In the event that COGS per a SKU would represent an amount higher than the agreed cap, the Parties shall discuss in good faith a potential adjustment or mechanism to make the business viable and profitable for both Parties.

8.	API Supply Price. In the event that ALMIRALL decides to manufacture the Licensed Product internally or through a Third Party (Contract Manufacturer Organization or CMO), ALMIRALL or the CMO will have the option to request ATHENEX or its Affiliates to supply or cause the supply of the API (Compound), pursuant to the terms of the Supply Agreement, at a price equivalent to its corresponding COGS (based in 2017 prices – this cannot increase more than the PPI in the US on a yearly basis) and never higher than $[*] per gram. Notwithstanding the foregoing, ATHENEX or its Affiliates shall provide the API to ALMIRALL at its request.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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9.	Supplies for clinical trials. ATHENEX will be responsible for manufacturing and supplying Licensed Product to conduct clinical studies funded by ALMIRALL at a cost of COGS.

10.	Currency and payment terms. Any supplies shall be paid in US Dollar as agreed, by wire transfer, within 30 days upon Licensed Product delivery and corresponding invoice.

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Schedule 5.2(t)

To the License Agreement, date              December 2017, by and between ATHENEX INC. and ALMIRALL, S.A and AQUA PHARMACEUTICALS LLC.

Lists of Clinical Studies’ Results Disclosed in the Data Site

KX01 AK 01: Completed

Schedule 7.3

To the License Agreement, date              December 2017, by and between ATHENEX INC. and ALMIRALL, S.A and AQUA PHARMACEUTICALS LLC.

Press release

Barcelona,

December 12th 2017

Almirall and Athenex announce strategic partnership for the treatment of actinic keratosis

•	Almirall and Athenex have entered into a strategic partnership to develop and commercialize KX2-391 in the United States and Europe

•	KX2-391 is a first-in-class topical treatment currently in Phase III development that will strengthen Almirall’s actinic keratosis franchise and dermatology market leadership

•	This move represents a major step for Almirall in adding to its pipeline highly innovative drugs in an area of unmet medical need and for Athenex in broadening its global reach through KX2-391

•	Athenex will receive an upfront fee, development and sales milestones, and royalty payments with a scheme that will incentivize a strong partnership going forward

BARCELONA, Spain and BUFFALO, N.Y., December 11, 2017 — Almirall, S.A (ALM), a global skin-health focused pharmaceutical company, today announced an agreement with Athenex, Inc. (Nasdaq:ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer and related conditions, to further develop and commercialize KX2-391 for the treatment of actinic keratosis and other skin conditions.

Subject to the terms and conditions of the License Agreement, Athenex will grant to Almirall an exclusive license under the Athenex IP to research, develop and commercialize KX2-391 in the United States of America and European countries, including Russia.

KX2-391, also known as KX-01, is a first-in-class dual Src kinase and tubulin polymerization inhibitor in Phase III development as a topical medicinal product for the treatment of actinic keratosis. Actinic keratosis is a common skin condition that is induced through ultra-violet light damage, resulting in patches of thick, scaly, or crusty skin. Left untreated, the lesions have risk of progression to squamous cell carcinoma and consequently treatment by a dermatologist is recommended. Actinic keratosis is the most common pre-cancerous condition in dermatology and it affects more than 55 million Americans. Actinic keratosis constitutes between 14-29% of dermatologist visits in the USA1.

Under the terms of the partnership agreement, Athenex will receive an up-front fee and near-term payments of up to USD $55 million. Athenex will also be eligible to receive launch and additional indications milestones for USD $65 million. In addition, there will be sales performance milestones of KX2-391 estimated to be USD $155 million. Almirall will reward Athenex with additional sales milestones, should the sales exceed the currently projected amounts. In addition, there will be tiered royalties starting at 15% based on annual net sales, with incremental increases in royalty rates with increased sales.

Athenex will be responsible for conducting all preclinical and clinical studies up to US FDA approval. Almirall will employ its expertise to support the development in Europe and also to commercialize the product in the defined territories. Milestones encourage the joint effort of Athenex and Almirall to develop additional indications and additional formulations.

This transaction is subject to antitrust clearance by antitrust authorities.

Peter Guenter, Chief Executive Officer, Almirall, commented, “We are pleased to enter this collaboration with Athenex, a Company dedicated to the development of oncology focused products. We are very impressed by the Athenex team in their innovation and execution of drug development efforts and we look forward to partnering with them as we progress towards the development and commercialization of this promising product. KX2-391 has the potential to change the standard of care of actinic keratosis. Today, many patients with AK remain undiagnosed or untreated, therefore, we believe this product can become a game changer in the treatment of this disease. Our leadership in the field of actinic keratosis will complement the drug development expertise of Athenex. In addition, our partnership will be further strengthened by researching and developing other potential indications in the field of dermatology. ”

Johnson Lau, Chief Executive Officer, Athenex, stated, “Athenex is excited to partner with Almirall to further develop KX2-391 for actinic keratosis, one of our leading clinical candidates currently in the midst of Phase III registration studies. Almirall is a leader in the field of medical treatment of actinic keratosis in both Europe and USA, and also a market leader in the field of dermatology. We are very impressed by the management team of Almirall and are very confident that this partnership will create strong synergies and a platform for growth for both companies and our partnership going forward. Almirall’s experience in the US and Europe will be critical to develop and commercialize this product across the territories for AK patients.”

Bhushan Hardas, Executive Vice President R&D and Chief Scientific Officer of Almirall added, “By combining Athenex and Almirall drug development and regulatory expertise, and adding Almirall dermatology experience as well as our deep knowledge in actinic keratosis, we are confident that we will jointly be able to bring this exciting novel treatment opportunity for patients with actinic keratosis to both the US and EU market. KX2-391 has a short treatment duration and potentially an excellent adverse event profile compared to some of the current treatment options in actinic keratosis, with comparable efficacy.”

Rudolf Kwan, Chief Medical Officer, Athenex, said, “Almirall has great scientific, regulatory and marketing experience globally in actinic keratosis, which, coupled together with our innovative drug discovery and clinical development will allow the speedy registration of this product and access for patients in the licensed territories. Our Phase II clinical trial results of KX2-391 showing excellent efficacy in the topical treatment of actinic keratosis without major toxicities will be presented in the upcoming American Academy of Dermatology meeting on February 17, 2018 in San Diego. After consultation with the FDA, we initiated our Phase III pivotal clinical trials which are progressing rapidly and meeting our aggressive timelines.”

About Almirall

Almirall is a leading skin-health focused global pharmaceutical company that partners with healthcare professionals, applying Science to provide medical solutions to patients & future generations. Our efforts are focused on fighting against skin health diseases and helping people feel and look their best. We support healthcare professionals in its continuous improvement, bringing our innovative solutions where they are needed.

The company, founded in 1943 and with headquarters in Barcelona, is listed on the Spanish Stock Exchange (ticker: ALM). Almirall has become a key element of value creation to society according to its commitment with its major shareholders and its decision to help others, to understand their challenges and to use Science to provide them with solutions for real life. Total revenues in 2016 were 859.3 million euros and more than 2,000 employees are devoted to Science.

For more information, please visit almirall.com linkedin.com/company/almirall

Media contact:	Investors & Corporate Communications contact:

Cohn&Wolfe	Almirall
Adriana Ibargüen / Rebeca Rocha	Pablo Divasson del Fraile
adriana.ibarguen@cohnwolfe.com	pablo.divasson@almirall.com
rebeca.rocha@cohnwolfe.com	Tel.: +(34) 93 291 30 87
Tel.: (+34) 915 31 42 67

References

1. E. Stockfleth et al. Physician perceptions and experience of current treatment in actinic keratosis. JEADV 2015, 29, 298–306

Disclaimer

This document includes only summary information and does not intend to be comprehensive. Facts, figures and opinions contained herein, other than historical, are “forward-looking statements”. These statements are based on currently available information and on best estimates and assumptions believed to be reasonable by the Company. These statements involve risks and uncertainties beyond the Company’s control. Therefore, actual results may differ materially from those stated by such forward-looking statements. The Company expressly disclaims any obligation to review or update any forward-looking statements, targets or estimates contained in this document to reflect any change in the assumptions, events or circumstances on which such forward-looking statements are based unless so required by applicable law.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery and development of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. Athenex’s Oncology Innovation Platform generates clinical candidates through an extensive understanding of kinases, including novel binding sites and human absorption biology, as well as through the application of Athenex’s proprietary research and selection processes in the lab. The Company’s current clinical pipeline is derived from two different platform technologies Athenex calls Orascovery and Src Kinase Inhibition. The Orascovery platform is based on the novel oral P-glycoprotein pump inhibitor molecule HM30181A, through which Athenex is able to facilitate oral absorption of traditional cytotoxics, which Athenex believes may offer improved patient tolerability and efficacy as compared to IV administration of the same cytotoxics. The Orascovery platform was developed by Hanmi Pharmaceuticals and licensed exclusively to Athenex for all major worldwide territories except Korea, which is retained by Hanmi. The Src Kinase Inhibition platform refers to novel small molecule compounds that have multiple mechanisms of action, including the inhibition of the activity of Src Kinase and the inhibition of tubulin polymerization during cell division. Athenex believes the combination of these mechanisms of action provides a broader range of anti-cancer activity as compared to either mechanism of action alone. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan and multiple locations in Chongqing, China.

Forward-Looking Statement Disclaimer/Safe Harbor Statement

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the development stage of our primary clinical candidates and related risks involved in drug development, clinical trials, regulation, manufacturing and commercialization; our reliance on third parties, including Almirall for success in certain areas of Athenex’s business; need to raise additional capital; competition; intellectual property risks; risks relating to doing business in China; and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. We assume no obligation and do not intend to update these forward-looking statements, except as required by law.

CONTACT:

Jim Polson

Tel: +1-312-553-6730

Athenex, Inc.

Schedule 10.2

To the License Agreement, date              December 2017, by and between ATHENEX INC. and ALMIRALL, S.A and AQUA PHARMACEUTICALS LLC.

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